Exhibit 10.76

AMENDED AND RESTATED

FIRST MEZZANINE LOAN AGREEMENT

between

W2001 PARK CENTRAL HOTEL SENIOR MEZZ, L.L.C.,

as Borrower,

and

COLUMN FINANCIAL, INC.,

as Lender

Dated as of March 23, 2007

i

ii

SCHEDULES

Schedule I	Rent Roll
Schedule II	Required Repairs – Deadlines for Completion
Schedule III	Organizational Structure
Schedule IV	List of Approved Managers
Schedule V	Intentionally Omitted
Schedule VI	List of Environmental Repairs
Schedule VII	Permitted Fund Managers

EXHIBITS

Exhibit A	Form of UCC Title Insurance Policy
Exhibit B	Form of Estoppel Certificate
Exhibit C	Form of Assignment of Sales Agency Agreement
Exhibit D	Legal Description of the Land
Exhibit E	Qualified Franchisors
Exhibit F	Form of Intercreditor Agreement – Additional Mezzanine Loan

iii

AMENDED AND RESTATED

FIRST MEZZANINE LOAN AGREEMENT

THIS AMENDED AND RESTATED FIRST MEZZANINE LOAN AGREEMENT, dated as of March 23, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between COLUMN FINANCIAL, INC., having an address at 11 Madison Avenue, New York, New York 10010 (“Lender”), and W2001 PARK CENTRAL HOTEL SENIOR MEZZ, L.L.C., a Delaware limited liability company, having an address c/o Whitehall Street Global Real Estate Limited Partnership 2001, 85 Broad Street, New York, New York 10004 (“Borrower”) amends and restates the First Mezzanine Loan Agreement between Borrower and Lender dated as of November 9, 2006 and the First Amendment to First Mezzanine Loan Documents, dated as of February 28, 2007, between Borrower and Lender (together, the “Original First Mezzanine Loan Agreement”).

RECITALS:

A. Column Financial, Inc., a Delaware corporation, as mortgage lender (in such capacity, “Mortgage Lender”), has made a loan in the principal amount of $407,000,000.00 (the “Mortgage Loan”) to Park Central Hotel (DE) LLC, a Delaware limited liability company (“Mortgage Borrower”) pursuant to that certain Loan Agreement, dated as of November 9, 2006 as amended by the First Amendment to Mortgage Loan Documents, dated February 28, 2007, between Mortgage Borrower and Mortgage Lender (as the same may be further amended, supplemented, replaced or otherwise modified from time to time) (together, the “Mortgage Loan Agreement”), which Mortgage Loan is evidenced by that certain Consolidated, Amended and Restated Promissory Note, dated November 9, 2006 (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Mortgage Note”), made by Mortgage Borrower to Mortgage Lender and secured by, among other things, that certain first priority Consolidated, Amended and Restated Mortgage and Security Agreement dated as of November 9, 2006 (as the same may be amended, supplemented, replaced or otherwise modified from time to time, collectively, the “Mortgage”) given by Mortgage Borrower in favor of Mortgage Lender pursuant to which Mortgage Borrower has granted Mortgage Lender a first priority mortgage lien on, among other things, the Property more particularly described therein;

B. Pursuant to the Original First Mezzanine Loan Agreement, as amended by the First Amendment to First Mezzanine Loan Documents, dated February 28, 2007, Lender made a mezzanine loan (the “Original First Mezzanine Loan”) to Borrower in the original principal amount of $33,400,000.00.

C. Borrower is the legal and beneficial owner of one hundred percent (100%) of the membership interests in Mortgage Borrower (the “Pledged Company Interests”);

D. Borrower entered into that certain Pledge and Security Agreement (First Mezzanine Loan), dated as of November 9, 2006, as amended by that certain Amended and Restated Pledge and Security Agreement (Amended and Restated First Mezzanine Loan), dated as of the date hereof, in favor of Lender (as further amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which Borrower granted to Lender a first priority security interest in the Collateral (as defined in the Pledge Agreement) as collateral security for the Debt (as defined below);

E. Pursuant to a Second Mezzanine Loan Agreement dated as of November 9, 2006, as amended by the First Amendment to Second Mezzanine Loan Documents, dated as February 28, 2007 between Lender and Principal (as defined herein), Lender made a loan (the “Second Mezzanine Loan”) in the original principal amount of $24,600,000.00 to W2001 Park Central Hotel Intermediate Mezz, L.L.C., a Delaware limited liability company (“Principal”) that is the legal and beneficial owner of one hundred percent (100%) of the membership interests in Borrower;

F. Borrower and Lender have agreed that, as of the date hereof, the amount of the Original First Mezzanine Loan be increased to Fifty Eight Million and No/100 Dollars ($58,000,000.00) (the “Loan”) and the original promissory note representing the Original First Mezzanine Loan be deemed cancelled and replaced by four mezzanine promissory notes which promissory notes are: (i) Replacement Promissory Note A-1 in the principal amount of $10,000,000.00; (ii) Replacement Promissory Note A-2 in the principal amount of $23,000,000.00; (iii) Replacement Promissory Note A-3 in the principal amount of $10,000,000.00; and (iv) Replacement Promissory Note A-4 in the principal amount of $15,000,000.00, each dated as of the date hereof, and made by Borrower to the order of Lender;

G. In connection with the increase in the principal amount of the Original First Mezzanine Loan, the Second Mezzanine Loan was deemed repaid and the promissory note evidencing the Second Mezzanine Loan was cancelled and the Mortgage Loan was amended pursuant to the Second Amendment to Mortgage Loan Documents, dated as of the date hereof, between Mortgage Lender and Mortgage Borrower;

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. Unless otherwise provided herein, all capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed thereto in the Mortgage Loan Agreement and, for the purposes of this Agreement, the following terms shall have the following meanings.

“Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of at least “AA” by S&P and “Aa2” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk, or is otherwise reasonably acceptable to Lender.

“Additional Mezzanine DSCR” shall mean as of any date of determination, a fraction, expressed as the ratio in which:

(a) the numerator is the Underwritten Net Cash Flow; and

(b) the denominator is the aggregate amount of (i) interest that would be due and payable for the following twelve (12) full calendar month period on the Outstanding Principal Balance at the Applicable Interest Rate projected for such period (as reduced by payments which would be made to Lender under the Interest Rate Cap Agreement in accordance with such projection), plus (ii) interest that would be due and payable for the following twelve (12) full calendar month period on the Mortgage Loan Outstanding Principal Balance at the Mortgage Loan Applicable Interest Rate projected for such period (as reduced by payments which would be made to Mortgage Lender under the Mortgage Interest Rate Cap Agreement in accordance with such projection), plus (iii) principal and/or interest that would be due and payable on the proposed Additional Mezzanine Loan at the interest rate that would be in effect pursuant to the proposed Additional Mezzanine Loan Documents projected for such period.

“Additional Mezzanine Loan” shall have the meaning set forth in Section 2.9 hereof.

“Additional Mezzanine Loan Documents” shall have the meaning set forth in Section 2.9(xii) hereof.

“Additional Mezzanine Loan Election” shall have the meaning set forth in Section 2.9 hereof.

“Additional Mezzanine Loan Lender” shall have the meaning set forth in Section 2.9(xi) hereof.

“Additional Mezzanine Loan-to-Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the sum of (a) the Aggregate Outstanding Principal Balance, plus (b) the proposed amount of the Additional Mezzanine Loan, and the denominator is equal to the appraised value of the Property after its conversion and re-branding pursuant to a Qualified Franchise Agreement and stabilization thereafter, in form and substance, and from an appraiser, reasonably satisfactory to Lender, delivered to Lender that is dated no earlier than thirty (30) days prior to the date of determination or such other appraisal that is approved by Lender in its sole discretion.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common Control with, such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Manager” shall mean any Manager in which Mortgage Borrower, Borrower, Principal or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Aggregate Monthly Amount” shall have the meaning set forth in the Mortgage Loan Agreement.

“Aggregate Monthly Interest Payment” shall mean, in respect of any Payment Date, the sum of the Monthly Interest Payment and the Mortgage Monthly Interest Payment.

“Aggregate Outstanding Principal Balance” shall mean, as of any date, the sum of the Mortgage Loan Outstanding Principal Balance and the Outstanding Principal Balance.

“ALTA” shall mean the American Land Title Association, or any successor thereto.

“Amended Condominium” shall have the meaning set forth in Section 2.8.1(a) hereof.

“Amended Condominium Documents” shall mean all documents necessary for the subdivision of the Existing Condominium and the operation and sale thereof pursuant to Section 2.8.1(a) hereof, in accordance with the Condominium Act and all other applicable Legal Requirements and recorded or filed with any Governmental Authority or delivered to tenants or prospective purchasers, including, without limitation, the question and answer sheet, the Offering Plan, subdivision maps, floor plans, plats, condominium plans, declarations of condominium, by-laws, rules and regulations, management agreement (if applicable), the form of contract for the sale of any Unit, and all other reports, disclosure statements and documents relating to the construction and completion of certain Improvements located on the Land to be established under a condominium regime, and the regulation and administration thereof, and all exhibits, amendments or supplements thereto from time to time, to the extent that the foregoing are in existence and applicable to the Land and the Improvements.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures and all known or anticipated Assessments, for the Property prepared by Mortgage Borrower for the applicable Fiscal Year or other period.

“Applicable Interest Rate” shall mean the rate or rates at which all or any portion of the Outstanding Principal Balance bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Manager” shall have the meaning set forth in Section 9.5.

“Approved Sales Contract(s)” shall have the meaning set forth in Section 2.8.2 hereof.

“Assessments” shall mean any common charges or other recurring expenses, or any regular or special assessments, or any other fees or charges due and payable by Borrower under any or all of the Existing Condominium Documents and/or the Amended Condominium Documents.

“Assessment Reserve Account” shall have the meaning set forth in Section 7.6.1 hereof.

“Assessment Reserve Funds” shall have the meaning set forth in Section 7.6.1 hereof.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents dated November 9, 2006, as amended, restated, replaced, supplemented or otherwise modified from time to time, from Mortgage Borrower, as assignor, to Mortgage Lender, as assignee, assigning to Mortgage Lender all of Mortgage Borrower’s right, title and interest in and to the Leases and Rents of the Property as security for the Mortgage Loan.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited, petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean 11 U.S.C. §101 et seq., as the same may be amended from time to time.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.

“Building” shall mean the “Building” as defined in the Declaration.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs).

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall mean the date of the funding of the Original First Mezzanine Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning set forth in the Pledge Agreement.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement (First Mezzanine Loan), dated within seven (7) days of the Closing Date as amended by the Amended and Restated Collateral Assignment of Interest Rate Cap Agreement (Amended and Restated First Mezzanine Loan) dated as of the date hereof, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time, executed by Borrower in connection with the Loan for the benefit of Lender.

“Comfort Letter” shall have the meaning set forth in Section 5.1.24(b) hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade materially and adversely affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Condominium Act” shall mean Article 9-B of the New York Real Property Law (§339-d et seq.) of the State of New York and all modifications, supplements and replacements thereof and all regulations with respect thereto, now or hereafter enacted or promulgated.

“Contract Vendee” shall have the meaning set forth in Section 2.8.2(a)(i) hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Contractual Obligation” shall mean, as to any Person, any security issued by such Person or any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of any of the foregoing.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, the counterparty set forth in the Interest Rate Cap Agreement, and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Credit Suisse” shall mean Credit Suisse Securities (USA) LLC and its successors in interest.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note, together with all interest accrued and unpaid thereon and all other sums (including any Prepayment Premium and/or Spread Maintenance Premium, if applicable) due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, a fraction, expressed as a ratio, in which:

(a) the numerator is the Net Operating Income for the twelve (12) full calendar months preceding such date as set forth in the financial statements required hereunder; and

(b) the denominator is the aggregate amount of (i) interest that would be due and payable for the following twelve (12) full calendar month period on the Outstanding Principal Balance at the Applicable Interest Rate projected for such period (as reduced by payments which would be made to Lender under the Interest Rate Cap Agreement in accordance with such projection), plus (ii) interest that would be due and payable for the following twelve (12) full calendar month period on the Mortgage Loan Outstanding Principal Balance at the Mortgage Loan Applicable Interest Rate projected for such period (as reduced by payments which would be made to Mortgage Lender under the Mortgage Interest Rate Cap Agreement in accordance with such projection).

“Debt Service Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Debt Service Reserve Funds” shall have the meaning set forth in Section 7.5.1 hereof.

“Declaration” shall mean that certain declaration of condominium dated November 20, 1996, made by T. Park Central LLC, O. Park Central LLC, H. Park Central LLC and R. Park Central LLC, which declaration of condominium was recorded in the New York County Office of the Register of The City of New York on December 27, 1996, in Reel 2406, page 1498 and amended by First Amendment to Declaration recorded August 4, 1997 in Reel 2482 page 1956, as amended and restated by Amended Restated and Consolidated Declaration of Condominium dated December 30, 1997 recorded February 26, 1998 in Reel 2549 page 192; as further amended by Third Amendment to Declaration, dated May 1, 1998 recorded July 8, 1998 on Reel 2614 page 604; Fourth Amendment to Declaration dated November 15, 1999 recorded October 10, 2001 in Reel 3370 page 2485; Fifth Amendment to Declaration dated as of November 15, 2001 recorded December 13, 2001 in Reel 3409 page 79; Sixth Amendment to Declaration dated as of July 19, 2001 recorded June 12, 2002 in Reel 3537 page 896 and by Seventh Amendment to Declaration dated September 30, 2002 and recorded November 20, 2003 as CRF No. 2003000466814.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum (adjusted monthly on each Determination Date) equal to the lesser of (a) the Maximum Legal Rate and (b) two percent (2%) above the Applicable Interest Rate.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences, provided that the first Determination Date shall be the Closing Date.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum, or offering circular, term sheet or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Eligibility Requirements” means, with respect to any Person, that such Person (a) has total assets (in name or under management) in excess of Six Hundred Million Dollars ($600,000,000) and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of Two Hundred and Fifty Million Dollars ($250,000,000) and (b) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Emergency Expenses” shall have the meaning set forth in the Mortgage Loan Agreement.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement (First Mezzanine Loan), dated as of November 9, 2006, as amended by the Amended and Restated Environmental Indemnity Agreement (Amended and Restated First Mezzanine Loan) dated as of the date hereof, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time, executed by Borrower and Guarantors in connection with the Loan for the benefit of Lender.

“Environmental Repair” shall have the meaning set forth in Section 7.7.1 hereof.

“Environmental Repair Account” shall have the meaning set forth in Section 7.7.1 hereof.

“Environmental Repair Funds” shall have the meaning set forth in Section 7.7.1 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Mortgage Loan Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Excess Cash Flow Reserve Funds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Existing Condominium” shall mean the condominium regime created with respect to the Property and various other properties pursuant to the Existing Condominium Documents.

“Existing Condominium Board” shall mean the “Condominium Board” as defined in the Declaration.

“Existing Condominium Documents” shall mean, collectively, the Declaration as well as any and all other documents, including, without limitation, articles of incorporation and bylaws, whether now in place or hereafter put in place, in connection with the governance and operation by any condominium association of the condominium regime created by such documents.

“Extension Option” shall have the meaning set forth in Section 2.7 hereof.

“Extension Term” shall mean, as applicable, any or all of the First Extension Term, the Second Extension Term or the Third Extension Term.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“FF&E” shall have the meaning set forth in Section 7.3.1 hereof.

“FF&E Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“FF&E Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.

“FF&E Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Financing Percentages” shall mean collectively, the Loan Percentage and the Mortgage Loan Percentage.

“First Extended Maturity Date” shall mean November 9, 2009.

“First Extension Option” shall have the meaning set forth in Section 2.7.1 hereof.

“First Extension Term” shall have the meaning set forth in Section 2.7.1 hereof.

“First Mezzanine Cash Management Account” shall have the meaning set forth in Section 2.6.3 hereof.

“First Mezzanine Cash Management Agreement” shall mean that certain Cash Management Agreement (First Mezzanine), dated as of November 9, 2006, as amended by the Amended and Restated First Mezzanine Cash Management Agreement dated as of the date hereof, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time, among Borrower, Lender and Mortgage Borrower, together with any extensions, renewals, amendments or modifications thereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixed Maturity Date” shall mean either (a) the Initial Maturity Date, (b) if Borrower shall have properly exercised the First Extension Option, the First Extended Maturity Date, (c) if Borrower shall have properly exercised the Second Extension Option, the Second Extended Maturity Date, or (d) if Borrower shall have properly exercised the Third Extension Option, the Third Extended Maturity Date, as applicable.

“Franchise Agreement” shall have the meaning set forth in Section 5.1.24(a) hereof.

“Franchisor” shall have the meaning set forth in Section 5.1.24(b) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the Leases of any nature, but excluding Rents from month-to-month tenants or tenants that are the subject of any Bankruptcy Action (with the exception of any Rents paid until such time as (i) any such tenant or tenants file a motion to assume or reject the relevant Lease(s), (ii) the deadline under the Bankruptcy Code by which such tenant or tenants must assume or reject the relevant Lease(s) expires, or (iii) any such tenant or tenants fail to pay Rents with respect to such Lease(s) on a timely basis), sales, use and occupancy or other taxes on receipts required to be accounted for by Mortgage Borrower to any Governmental Authority, refunds and uncollectible accounts, proceeds from the sale of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance) and Condemnation Proceeds, and any disbursements to Borrower or Mortgage Borrower from any of the Reserve Funds.

“Gross Sales Proceeds” shall mean, with respect to any Unit, the value of all consideration received by Mortgage Borrower in connection with the sale of such Unit, including cash, notes, assumed indebtedness, deferred payments (contingent or otherwise), prepaid expenses and non-customary pro-rations in favor of Mortgage Borrower.

“Guarantors” shall mean, collectively, the Whitehall Guarantor and the Highgate Guarantor, and their successors and permitted assigns.

“Guaranty” shall mean that certain Guaranty Agreement (First Mezzanine Loan) from Guarantors in favor of Lender, dated as of November 9, 2006, as amended by the Amended and Restated Guaranty Agreement (Amended and Restated First Mezzanine Loan), dated as of the date hereof, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guitar Center Space Debt Service Coverage Ratio” shall have the meaning set forth in the Mortgage Loan Agreement.

“Guitar Center Space Lease” shall have the meaning set forth in the Mortgage Loan Agreement.

“Guitar Center Space Lease Premises” shall have the meaning set forth in the Mortgage Loan Agreement.

“Guitar Center Space Occupancy Conditions” shall have the meaning set forth in the Mortgage Loan Agreement.

“Guitar Center Space Reserve Account” shall have the meaning set forth in Section 7.8(a) hereof.

“Guitar Center Space Reserve Funds” shall have the meaning set forth in Section 7.8.1 hereof.

“Guitar Center Space Substitute Lease” shall have the meaning set forth in Section 5.1.20(c) hereof.

“Guitar Center Space Substitute Tenant” shall have the meaning set forth in Section 5.1.20(c) hereof.

“Guitar Center Space Tenant” shall mean Guitar Center Stores, Inc., a Delaware corporation.

“Highgate Guarantor” shall mean Devon (DE) Capital LLC, a Delaware limited liability company.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” shall mean, for any Person, on a particular date, the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations for which such Person is liable); (d) obligations under reimbursement agreements in connection with letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Person” shall have the meaning set forth in Section 9.2(b) hereof.

“Indemnifying Person” shall mean each of Borrower and Principal.

“Independent Director” or “Independent Manager” shall mean a Person selected by Borrower who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager), officer, employee, partner, member, attorney or counsel of Principal, Borrower or any Affiliate of either of them; (b) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Principal, Borrower or any Affiliate of either of them; (c) a Person Controlling or under common Control with any such stockholder, director, officer, partner, member, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, customer, supplier or other Person. Notwithstanding anything to the contrary contained herein, a natural Person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Director of the applicable Person if such natural Person is an independent director provided by a nationally recognized company that provides professional independent directors in the ordinary course of its business. A natural Person who otherwise satisfies the foregoing definition except for being the independent director of a special purpose entity affiliated with the Borrower or Special Purpose Entity shall not be disqualified from serving as an Independent Director of the Special Purpose Entity if such special purpose entity does not own a direct or indirect interest in the Borrower or Special Purpose Entity and such person is an independent director provided by a nationally-recognized company that provides professional independent directors in the ordinary course of its business.

“Individual Hotel Unit” shall mean an individual condominium unit (including any appurtenant interest in the common elements) created pursuant to the Amended Condominium Documents which encompasses an area substantially similar in size to one of the existing hotel rooms located within the Property.

“Initial Maturity Date” shall mean November 9, 2008.

“Insolvency Opinion” shall mean (i) that certain non-consolidation opinion letter dated November 9, 2006 delivered by Edwards Angell Palmer & Dodge LLP in connection with the Loan and (ii) that certain bring down non-consolidation opinion letter dated as of the date hereof delivered by Edwards Angell Palmer & Dodge LLP in connection with the Loan.

“Institutional Lender” shall mean any Person that is either (a) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (a) satisfies the Eligibility Requirements; (b) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act, provided that any such Person referred to in this clause (b) satisfies the Eligibility Requirements; (c) an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) that satisfies the Eligibility Requirements; (d) any entity Controlled and more than fifty percent (50%) owned by any of the entities described in clauses (a) or (c) above; or (e) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise an Institutional Lender under clauses (a), (b), (c) or (d) of this definition acts as the general partner, managing member or fund manager and more than fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Institutional Lenders under clauses (a), (b), (c) or (d) of this definition.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of November 9, 2006, by and between Lender and Mortgage Lender, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Interest Period” shall mean, with respect to any Payment Date, the period commencing on and including the ninth (9th) day of the preceding calendar month and terminating on and including the eighth (8th) day of the calendar month in which such Payment Date occurs; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period shall begin on and include the Closing Date and shall end on and include the immediately following eighth (8th) day of the calendar month.

“Interest Rate Cap Agreement” shall mean, as applicable, an Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender between Borrower and an Acceptable Counterparty, as amended, restated, replaced, supplemented or otherwise modified from time to time, or a Replacement Interest Rate Cap Agreement.

“Land” shall mean the land more particularly described on Exhibit D attached hereto and all rights appurtenant thereto, including, without limitation, all development rights, if any, acquired by Mortgage Borrower.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in the Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Prescribed Laws, the Condominium Act, the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments recorded against the Property in the real estate records (other than the Leases) at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100,000th of 1% (.00001%)) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date in an amount approximately equal to the Loan or for amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date in an amount approximately equal to the Loan or for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent, absent manifest error.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate or rates of interest based upon LIBOR.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create, any of the foregoing, on or affecting Borrower, Mortgage Borrower, the Property, the Collateral or any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.4.5 hereof.

“Loan” shall mean the loan in the original principal amount of Fifty Eight Million and No/100 Dollars ($58,000,000.00), made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the Subordination of Management Agreement, the Guaranty, the First Mezzanine Cash Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement and all other documents executed and/or delivered in connection with the Loan.

“Loan Percentage” shall mean, as of any date and prior to the application of the principal amount with respect to which the Financing Percentages are then being calculated, the ratio, expressed as a percentage, the numerator of which is an amount equal to the Outstanding Principal Balance on such date and the denominator of which is an amount equal to the Aggregate Outstanding Principal Balance on such date.

“Loan Year” shall mean the period commencing on and including the Closing Date and ending on and including November 9, 2007, and each subsequent twelve (12) month period ending on and including an anniversary of such November 9, 2007 Payment Date.

“Lockbox Account” shall have the meaning set forth in Section 2.6.1(a) hereof.

“Lockbox Bank” shall mean HSBC Bank USA, N.A., a national banking association, together with any successors or permitted assigns thereof, or other Eligible Institution approved by Lender, in its sole discretion.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“MCTA Party” shall mean, collectively, the Manhattan Club Timeshare Association, Inc., a Person owning not less than thirty-three percent (33%) of the Timeshare Units (as defined in the Declaration) or any Affiliate of either of the foregoing.

“Management Agreement” shall mean the management agreement entered into by and between Mortgage Borrower and Manager, as the same has been and may be amended, modified or supplemented from time to time, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, a Replacement Management Agreement.

“Manager” shall mean Park Central Management LLC (d/b/a Park Central Halifax Management LLC), or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.

“Maturity Date” shall mean either (a) the Fixed Maturity Date, or (b) such other date on which the final payment of principal of the Note becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Interest Payment” shall have the meaning set forth in Section 2.3.1.

“Monthly Shortfall” shall have the meaning set forth in Section 7.5.2 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Borrower” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and permitted assigns.

“Mortgage Borrower Company Agreement” shall mean the Fourth Amended and Restated Limited Liability Company Agreement of Mortgage Borrower, dated as of November 9, 2006.

“Mortgage Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.

“Mortgage Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of November 9, 2006, as amended, restated, replaced, supplemented or otherwise modified from time to time, by and among Mortgage Borrower, Manager and Mortgage Lender.

“Mortgage Debt” shall have the meaning of the term “Debt” as such term is defined in the Mortgage Loan Agreement.

“Mortgage Lender” shall have the meaning set forth in the Recitals to this Agreement, together with its successors and permitted assigns.

“Mortgage Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Mortgage Loan Applicable Interest Rate” shall mean the rate or rates at which all or any portion of the Mortgage Loan Outstanding Principal Balance bears interest from time to time in accordance with the Mortgage Loan Agreement.

“Mortgage Loan Default” shall have the meaning of the term “Default” as such term is defined in the Mortgage Loan Agreement.

“Mortgage Loan Documents” shall mean, collectively, the Mortgage Note, the Mortgage Loan Agreement, the Assignment of Leases and Rents, the Mortgage, the Mortgage Cash Management Agreement, and any and all other documents defined as “Loan Documents” in the Mortgage Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Event of Default” shall have the meaning of the term “Event of Default” as such term is defined in the Mortgage Loan Agreement.

“Mortgage Loan Obligations” shall have the meaning of the term “Obligations” as such term is defined in the Mortgage Loan Agreement.

“Mortgage Loan Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Mortgage Loan.

“Mortgage Loan Percentage” shall mean, as of any date and prior to the application of the principal amount with respect to which the Financing Percentages are then being calculated, the ratio, expressed as a percentage, the numerator of which is an amount equal to the Mortgage Loan Outstanding Principal Balance on such date and the denominator of which is an amount equal to the Aggregate Outstanding Principal Balance on such date.

“Mortgage Loan Reserve Funds” shall have the meaning of the term “Reserve Funds” as such term is defined in the Mortgage Loan Agreement.

“Mortgage Monthly Interest Payment” shall mean the “Monthly Interest Payment” as defined in the Mortgage Loan Agreement.

“Mortgage Note” shall have the meaning set forth in the Recitals to this Agreement.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and contributions required to be made to the FF&E Reserve Account for such period from Gross Income from Operations for such period.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing, or other disposition or liquidation, less (a) Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (b) the costs incurred by Mortgage Borrower in connection with a Restoration of all or any portion of the Property made in accordance with the Mortgage Loan Documents, (c) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, (d) in the case of a foreclosure sale, disposition or Transfer of the Property in connection with realization thereon following a Mortgage Loan Event of Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (e) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, and (f) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Lender.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Sale Proceeds” shall mean as to any Unit, the Gross Sales Proceeds of such Unit minus the Sale Expenses with respect to such Unit.

“New Mezzanine Loan” shall have the meaning set forth in Section 9.7 hereof.

“No-Action Application” shall mean an application to the New York State Department of Law requesting the issuance of a No-Action Letter with respect to the conveyance of one or more Units.

“No-Action Letter” shall mean a letter issued by the New York State Department of Law in response to the No-Action Application stating that the Department of Law will not take any enforcement action with respect to the transactions described in the No-Action Application without the filing of an offering plan in compliance with General Business Law Section 352-e.

“Note” shall mean, collectively, Replacement Promissory Note A-1, Replacement Promissory Note A-2, Replacement Promissory Note A-3 and Replacement Promissory Note A-4.

“Notice” shall have the meaning set forth in Section 10.6 hereof.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“Offering Plan” shall mean, collectively, the offering plan or prospectus for one or more Units in the Amended Condominium, together with all amendments thereto, prepared in accordance with all applicable Legal Requirements.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of the general partner or managing member of Borrower, as applicable.

“Operating Expenses” shall mean, for any period, the total of all operating expenses, computed in accordance with GAAP, of whatever kind relating to the Property, which expenditures are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions (to the extent the same are not capitalized under GAAP), operational equipment or other lease payments as approved by Lender or Mortgage Lender, and other similar costs, but excluding depreciation or amortization, income or estate taxes or other impositions in the nature of income or estate taxes, any expense (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the Mortgage Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of proceeds which are applied to prepay the Note or the Mortgage Note, any expenses which in accordance with GAAP should be capitalized, any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any tenant or reimbursed by the tenant to Mortgage Borrower, Debt Service, debt service under the Mezzanine Loan and any Additional Mezzanine Loan and contributions to the Mortgage Loan Reserve Funds and any other reserves required under the Loan Documents.

“Original First Mezzanine Loan” shall have the meaning set forth in the recitals hereof.

“Original First Mezzanine Loan Agreement” shall have the meaning set forth in the recitals hereof.

“Other Charges” shall mean all ground rents, Assessments, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof and which if not timely paid will result in a Lien on the Property.

“Other Obligations” shall mean (a) all obligations of Borrower contained herein; (b) each obligation of Borrower contained in any other Loan Document; and (c) each obligation of Borrower contained in any renewal, extension, amendment, modification, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“PIP” shall have the meaning set forth in Section 2.9.

“PIP Alterations” shall have the meaning set forth in Section 5.1.21(b) hereof.

“PIP Budget” shall have the meaning set forth in Section 2.9.

“Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, collectively (a) the Liens and security interests created by the Loan Documents and the Mortgage Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy or on the Survey, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or are being contested in accordance with Section 5.1.2 hereof, (d) statutory liens for labor or materials that either (i) secure sums not yet due and payable, (ii) secure sums for which Borrower is not indebted, (iii) secure sums not in excess of $500,000.00 in the aggregate, or (iv) are bonded or insured over to Lender’s reasonable satisfaction; provided, however, that with respect to the foregoing subclauses (ii) and (iii), such sums shall be deemed “Permitted Encumbrances” for purposes of this definition only if, after written notice to Lender, Borrower, at its own expense, is contesting the amount or validity of same by appropriate legal proceeding in accordance with the Loan Documents, promptly initiated and conducted in good faith and with due diligence, and provided further that the conditions set forth in clauses (a) through (f) of Section 5.1.2 and/or Section 3.6(b) of the Mortgage, as applicable, shall also be satisfied in respect of such contest, (e) any attachment or judgment lien, provided that the judgment it secures shall have been discharged or execution thereof stayed pending appeal within the earlier of sixty (60) days after the entry thereof and the date that is ten (10) days prior to the earlier to occur of the Maturity Date or the date on which the Property is scheduled to be sold for non-payment, or shall have been discharged within the earlier of sixty (60) days after the expiration of any such stay and the date that is ten (10) days prior to the earlier to occur of the Maturity Date or the date on which the Property is scheduled to be sold for non-payment, (f) easements, rights-of-way, restrictions (including zoning restrictions), defects or irregularities in title to which like properties are commonly subject which have not been granted or created by Borrower in violation of any term of this Agreement prohibiting such grant or creation and which do not (i) interfere with the benefits to be provided by the Mortgage, (ii) adversely affect the operation, use, value, enjoyment or marketability of the Property in any material respect, or (iii) adversely affect Borrower’s ability to repay the Loan in full, and (g) such other Liens as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Fund Manager” means any person that on the date of determination is (a) one of the entities listed on Schedule VII attached hereto or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (b) investing through a fund with committed capital of at least $250,000,000 and (c) not subject to any case, proceeding or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.

“Permitted Investments” shall have the meaning set forth in the First Mezzanine Cash Management Agreement.

“Permitted Transferee” shall mean a corporation, partnership or limited liability company (i) acceptable to Lender in its sole discretion, (ii) that qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies, (iii) whose counsel has delivered to Lender a non-consolidation opinion acceptable to Lender and the Rating Agencies in their sole discretion, and (iv) is an experienced operator and/or owner of hotel properties of similar size or income as the Property, as evidenced by financial statements and other information reasonably requested by Lender.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Physical Conditions Report” shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to

Lender in its reasonable discretion, which report shall, among other things, (i) confirm that the Property and its use comply, in all material respects, with applicable Legal Requirements (including zoning, subdivision and building codes and laws), and (ii) include a copy of a final certificate of occupancy with respect to all Improvements (unless previously delivered to Lender).

“Pledge Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Pledged Company Interests” shall have the meaning set forth in the Recitals to this Agreement.

“Pledgor” shall have the meaning as set forth in the Pledge Agreement.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Prepayment Premium” shall mean an amount equal to one percent (1.0%) of the principal balance of the Loan being prepaid if the prepayment occurs on or after the Closing Date through, but excluding, May 9, 2008.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate or rates of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points, which may be a positive or negative number) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan.

“Principal” shall have the meaning set forth in the recitals hereof, together with its successors or permitted assigns.

“Proforma Net Cash Flow” shall mean the difference between (a) the Net Operating Income for the trailing twelve (12) full calendar months for which financial reports are then required to have been delivered under Section 5.1.11 and, (b) without duplication for the types of costs described in clause (a), annual deposits to the Reserve Funds (other than the Debt Service Reserve Funds).

“Property” shall mean the Hotel Unit (as defined in the Declaration) and an undivided interest in the common elements and limited common elements therein, the Improvements thereon and all personal property owned by Mortgage Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Property”.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Property, the Collateral, Mortgage Borrower, Borrower and/or Manager in connection with the Loan.

“Qualified Franchisor” shall mean either (a) any of the franchisors listed on Exhibit E attached hereto and made a part hereof; which such franchisors are deemed approved by Lender and shall not require the prior approval of Lender or the Rating Agencies; or (b) in the reasonable judgment of Lender, a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope, use and value as the Property, provided, in the instance of the preceding clause (b), that Borrower shall have obtained after a securitization, prior written confirmation from the applicable Rating Agencies that licensing of the Property by such franchisor will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.

“Qualified Manager” shall mean either (a) Manager, (b) any Approved Manager, or (c) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that, Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that management of the Property by any such Person referred to in the preceding clause (c) of this definition will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, unless such proposed management organization (i) is a reputable management company having at least five (5) years’ experience in the management of commercial properties with similar uses as the Property in the City of New York, (ii) has, for at least five (5) years prior to its proposed engagement as Manager of the Property, managed at least five (5) properties of the same property type as the Property, (iii) at the time of its proposed engagement as property manager, together with its Affiliates, manages hotel rooms of the same property type as the Property equal to five (5) times the number of hotel rooms at the Property, and (iv) is not the subject of a Bankruptcy Action, in which case no prior written confirmation from the applicable Rating Agencies shall be required.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“Rebranding Deficit” shall have the meaning set forth in Section 2.9.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of Mortgage Borrower from any and all sources arising from or attributable to the Property and the Improvements, including, without limitation, all revenues from telephone services, laundry, vending, television, and all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, and all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Mortgage Borrower, Manager, or any of their respective agents or employees, and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement (other than the notional amount which shall be reduced, if applicable, to reflect any payment of principal of the Loan or otherwise be increased or reduced pursuant to Section 9.7 hereof and shall be in the amount of the Outstanding Principal Balance) and except that the same shall be effective in connection with the supplementation or replacement, as applicable, of the Interest Rate Cap Agreement (x) on extension of the maturity date thereof in connection with the extension of the Fixed Maturity Date, and/or (y) following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty; provided, that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement approved in writing by Lender acting reasonably.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Mortgage Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Promissory Note A-1” shall mean that certain Replacement Promissory Note A-1 (Amended and Restated First Mezzanine Loan), dated the date hereof, in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00) made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Replacement Promissory Note A-2” shall mean that certain Replacement Promissory Note A-2 (Amended and Restated First Mezzanine Loan), dated the date hereof, in the original principal amount of Twenty Three Million and No/100 Dollars ($23,000,000.00) made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Replacement Promissory Note A-3” shall mean that certain Replacement Promissory Note A-3 (Amended and Restated First Mezzanine Loan), dated the date hereof, in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00) made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Replacement Promissory Note A-4” shall mean that certain Replacement Promissory Note A-4 (Amended and Restated First Mezzanine Loan), dated the date hereof, in the original principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00) made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Required Release Price” shall have the meaning of the term “Required Release Price” as such term is defined in the Mortgage Loan Agreement.

“Required Repairs Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs Funds” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Funds, the FF&E Reserve Funds, the Required Repairs Funds, the Excess Cash Flow Reserve Funds, the Debt Service Reserve Funds, the Environmental Repair Funds, the Guitar World Space Reserve Funds and any other escrow fund established pursuant to the Loan Documents.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation; provided, however, that Borrower may make other alterations in connection with such repair or restoration as may be reasonably approved by Lender.

“Restricted Party” shall mean, collectively (a) Borrower, Principal, Mortgage Borrower and any Affiliated Manager, and (b) any shareholder, partner, member, non-member manager or direct legal or beneficial owner of, Borrower, Principal or Mortgage Borrower, other than the Whitehall Guarantor.

“Retail Unit” shall mean an individual condominium unit (including any appurtenant interest in the common elements) created pursuant to the Amended Condominium Documents which encompasses all or any portion of the existing retail space located within the Property, including, without limitation, the space currently occupied by the restaurant.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other disposal of a legal or beneficial interest, whether direct or indirect.

“Sales Agency Agreement” shall mean any sales agency agreement, which shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, entered into by and between Mortgage Borrower and Sales Agent, as the same may be amended, modified or supplemented from time to time, pursuant to which Sales Agent is to provide marketing and other sales-related services with respect to sales of Units.

“Sales Agent” shall mean the Person chosen by Mortgage Borrower, reasonably acceptable to Lender, to perform the duties of sales agent under the Sales Agency Agreement, which Person shall not be an Affiliate of Borrower or Mortgage Borrower.

“Sale Expenses” shall mean as to any Unit, the transfer taxes, broker fees, marketing agent fees, legal fees and other actual closing costs incurred and paid by Borrower and approved by Lender in connection with the sale of such Unit, customary adjustments and credits typically made by sellers of condominium units in the New York Metropolitan area, which Sale Expenses shall in no event exceed ten percent (10%) of the Gross Sales Proceeds.

“Second Extended Maturity Date” shall mean November 9, 2010.

“Second Extension Option” shall have the meaning set forth in Section 2.7.2 hereof.

“Second Extension Term” shall have the meaning set forth in Section 2.7.2 hereof.

“Second Mezzanine Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Security Documents” shall have the meaning set forth in Section 2.5.1 hereof.

“Servicer” shall have the meaning set forth in Section 9.6 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times prior to, on and after the Closing Date:

(a) was, is and will be organized solely for the purpose of (i) acquiring, financing, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Collateral, entering into this Agreement with Lender, refinancing the Collateral in connection with a permitted repayment of the Loan or the Additional Mezzanine Loan (if then outstanding), and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) acting as a general partner of the limited partnership that owns the Collateral or member of the limited liability company that owns the Collateral;

(b) has not been, is not, and will not be engaged in any business unrelated to (i) the acquisition, financing, development, ownership, management or operation of the Collateral, (ii) acting as general partner of the limited partnership that owns the Collateral, or (iii) acting as a member of the limited liability company that owns the Collateral, as applicable;

(c) has not had, does not have, and will not have, any assets other than those related to the Collateral or its partnership interest in the limited partnership or the membership interest in the limited liability company that owns the Collateral or acts as the general partner or a member thereof, as applicable;

(d) except as expressly permitted by this Agreement or the other Loan Documents or the loan documents for the Additional Mezzanine Loan (if then outstanding) in connection with a repayment of the Debt or debt (as defined therein) of the Additional Mezzanine Loan (if then outstanding) or the Mortgage Debt or as required by law, has not engaged, sought or consented to, and will not engage in, seek or consent to, any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e) if such entity is a limited partnership, has had, now has, and will have as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f) if such entity is a corporation, has had, now has, and will have at least one (1) Independent Director, and has not caused or allowed, and will not cause or allow, the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless one (1) Independent Director shall have participated in such vote;

(g) if such entity is a limited liability company with more than one (1) economic member, has had, now has and will have at least one (1) member that is a Special Purpose Entity that is a corporation that has at least one (1) Independent Director and that owns at least one percent (1.0%) of the equity of the limited liability company;

(h) if such entity is a limited liability company with only one economic member, has been, now is, and will be a limited liability company organized in the State of Delaware that has at least one (1) Independent Manager and has not caused or allowed, and will not cause or allow, the board of managers or managing member of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers, including, without limitation, filing a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, unless one (1) Independent Manager shall have participated in such vote;

(i) if such entity is (i) a limited liability company, has had, now has, and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has had, now has, and will have a limited partnership agreement, or (iii) a corporation, has had, now has, and will have a certificate of incorporation that, in each of the foregoing cases, provides that such entity will not: (A) dissolve, merge, liquidate or consolidate; (B) sell all or substantially all of its assets or the assets of Borrower (as applicable); (C) engage in any other business activity or amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (D) without the affirmative vote of one (1) Independent Director and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j) has been, is and intends to remain solvent and has paid and intends to continue to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same have or shall become due, and has maintained, is maintaining and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k) has not failed, and will not fail, to correct any known misunderstanding regarding the separate identity of such entity;

(l) has maintained and will maintain its accounts, books and records separate from any other Person and has filed and will file its own tax returns, except to the extent that it is a disregarded entity for tax purposes or has been or is required to file consolidated tax returns by law;

(m) has maintained and will maintain its own records, books, resolutions and agreements;

(n) other than as provided in the First Mezzanine Cash Management Agreement, (i) has not commingled, and will not commingle, its funds or assets with those of any other Person and (ii) has not participated, and will not participate, in any cash management system with any other Person;

(o) has held and will hold its assets in its own name;

(p) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(q) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person; provided, however, that any entity may have financial statements consolidated with those of another Person as long as such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(r) has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets;

(s) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t)(i) if such entity owns the Property, has had no and will have no Indebtedness other than (1) the Mortgage Loan, (2) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Mortgage Borrower, in amounts not to exceed one percent (1%) of the original principal amount of the Mortgage Loan, in the aggregate, which liabilities are not more than ninety (90) days past the date incurred and are not evidenced by a note, and (3) such other debt as may be specifically approved by Mortgage Lender in its sole discretion; or (ii) if such entity acts as the sole member or managing member of a limited liability company which owns the Property, has and will have no Indebtedness other than (x) the Loan, (y) unsecured trade and operational debt incurred in the ordinary course of business relating to the ownership and operation of the Collateral and the routine administration of Borrower, in amounts not to exceed one percent (1%) of the original principal amount of the Loan in the aggregate, which liabilities are not more than ninety (90) days past the date incurred and are not evidenced by a note, or (z) such other liabilities that are permitted pursuant to this Agreement or the Mortgage Loan Agreement or the loan documents for the Additional Mezzanine Loan (if applicable);

(u) has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;

(v) has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(w) has allocated and will allocate, fairly and reasonably, any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x) has maintained and used, now maintains and uses, and will maintain and use, separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses have borne and shall bear its own name and have not borne and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y) except in connection with the Loan and the Mortgage Loan or the Additional Mezzanine Loan (if applicable), has not pledged and will not pledge its assets for the benefit of any other Person;

(z) has held itself out and identified itself, and will hold itself out and identify itself, as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(aa) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself, and shall not identify itself, as a division of any other Person;

(dd) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or other Affiliates except (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party, and (ii) in connection with this Agreement;

(ee) has not had and will not have any obligation to indemnify, and has not indemnified and will not indemnify, its partners, officers, directors or members, as the case may be, unless such an obligation was and is fully subordinated to the Obligations and will not constitute a claim against the Obligations in the event that cash flow in excess of the amount required to pay the Obligations is insufficient to pay such obligation;

(ff) if such entity is a corporation, to the extent such entity has become insolvent, it has considered and shall consider the interests of its creditors in connection with all corporate actions;

(gg) except as expressly contemplated by the Loan Documents, does not and will not have any of its obligations guaranteed by any Affiliate; and

(hh) has complied and will comply with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct.

“Spread” shall mean 4.4800000000%.

“Spread Maintenance Date” shall mean November 9, 2007.

“Spread Maintenance Premium” shall mean, with respect to any prepayment of the Loan prior to the Spread Maintenance Date, an amount equal to the product of (a) the principal amount of such prepayment, (b) the Spread and (c) a fraction, the numerator of which shall equal the actual number of days from the date of such payment through the Spread Maintenance Date and the denominator of which is 360; provided, however, if any such prepayment shall occur on a day other than a Payment Date, the numerator of such fraction shall equal the actual number of days from the next succeeding ninth (9th) day of a calendar month through the Spread Maintenance Date.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Strike Price” shall mean, as applicable, with respect to:

(i) the period commencing on the Closing Date through and including the Initial Maturity Date, six and one quarter percent (6.25%) per annum;

(ii) the First Extension Term, a rate (expressed as a percentage per annum) equal to the difference between:

(1) the quotient obtained by dividing (x) the Net Cash Flow for the twelve (12) full calendar months preceding the first day of the First Extension Term, by (y) the Aggregate Outstanding Principal Balance as of such date, and then dividing such resulting quotient by (z) 1.2, and

(2) two and one-half percent (2.50%);

(iii) the Second Extension Term, a rate (expressed as a percentage per annum) equal to the difference between:

(a) the quotient obtained by dividing (x) the Net Cash Flow for the twelve (12) full calendar months preceding the first day of the first day of the Second Extension Term, by (y) the Aggregate Outstanding Principal Balance as of such date, and then dividing such resulting quotient by (z) 1.2, and

(b) two and one-half percent (2.50%);

(iv) the Third Extension Term, a rate (expressed as a percentage per annum) equal to the difference between:

(a) the quotient obtained by dividing (x) the Net Cash Flow for the twelve (12) full calendar months preceding the first day of the Third Extension Term, by (y) the Aggregate Outstanding Principal Balance as of such date, and then dividing such resulting quotient by (z) 1.2, and

(b) two and one-half percent (2.50%).

“Subordination of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees (First Mezzanine Loan) among Mortgage Borrower, Borrower, Lender and Manager dated November 9, 2006, as amended by the Amended and Restated Assignment of Management Agreement and Subordination of Management Fees (Amended and Restated First Mezzanine Loan) dated as of the date hereof, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Survey” shall mean a survey of the Property prepared pursuant to the requirements contained in Section 3.1.3(c) hereof.

“Tax and Insurance Escrow Funds” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or any part thereof, together with all interest and penalties thereon, if any.

“Third Extended Maturity Date” shall mean November 9, 2011.

“Third Extension Option” shall have the meaning set forth in Section 2.7.3 hereof.

“Third Extension Term” shall have the meaning set forth in Section 2.7.3 hereof.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Company” shall have the meaning set forth in the Mortgage Loan Agreement.

“Title Insurance Policy” shall have the meaning set forth in the Mortgage Loan Agreement.

“Total Capitalization” shall mean the aggregate sum of the purchase price paid by Borrower for the Property and the closing costs incurred by Borrower in connection therewith, including, without limitation, such costs as title search fees and premiums, survey fees, brokerage commissions, attorneys fees and expenses and the costs incurred for the preparation of engineering, environmental, marketing and other due diligence reports in anticipation of such purchase of the Property, but not including fees or expenses of any nature paid to any Affiliate of Borrower, except for such sums as are disclosed in writing to Lender and, in any event, are not in excess of sums which would otherwise be payable to an unrelated third party for similar services.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“Underwritten Net Cash Flow” shall mean, for any period, the amount, reasonably projected by Lender (taking into account Borrower’s projections and the performance of other hotels managed by Manager in New York City), to be obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period, based on Lender’s underwriting of the Property after its conversion and re-branding pursuant to a Qualified Franchise Agreement and stabilization thereafter and utilizing the same underwriting criteria which were employed in the underwriting of this Loan.

“UCC Title Insurance Policy” shall have the meaning set forth in Section 3.1.3(b) hereof.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

“Unit” or “Units” shall mean each Retail Unit, and each Individual Hotel Unit, individually or collectively, as the context may require.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent applicable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(1c) of the Investment Company Act of 1940, as amended.

“Whitehall Guarantor” shall mean Whitehall Street Global Real Estate Limited Partnership 2001, a Delaware limited partnership.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to borrow, the Loan as of the Closing Date.

2.1.2 Disbursement to Borrower. As of the date hereof all amounts required to be disbursed hereunder have been disbursed.

2.1.3 The Note, Pledge Agreement and Loan Documents. The Loan shall be evidenced by the Note and secured by the Pledge Agreement and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan solely to (a) make equity contributions to Mortgage Borrower in order to cause Mortgage Borrower to use such amounts for any use permitted pursuant to Section 2.1.4 of the Mortgage Loan Agreement, (b) pay costs and expenses incurred in connection with the closing of the Loan, and (c) retain the balance, if any.

Section 2.2 Interest Rate.

2.2.1 Interest Generally. Interest on the Outstanding Principal Balance shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate.

2.2.2 Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate or rates based on a three hundred sixty (360) day year by (c) the Outstanding Principal Balance.

2.2.3 Determination of Interest Rate.

(a) The Applicable Interest Rate shall be (i) LIBOR plus the Spread with respect to the applicable Interest Period for a LIBOR Loan, or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Sections 2.2.3 (c) or (f).

(b) Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the Outstanding Principal Balance at LIBOR plus the Spread for the applicable Interest Period. Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first (1st) day on which such change in the Applicable Interest Rate shall become effective. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(c) In the event that Lender shall have determined in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances materially and adversely affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period, to a Prime Rate Loan.

(d) If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Period.

(e) Intentionally Omitted.

(f) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith, and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(g) In the event that any change after the Closing Date in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount reasonably deemed in good faith by Lender to be material; or

(iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder reasonably deemed in good faith by Lender to be material;

then, in any such case, if and to the extent Lender determines such additional cost or reduced amount receivable to be material, Borrower shall promptly pay Lender, upon written demand, any such additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than ninety (90) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount and basis for such additional amount required to fully compensate Lender for such additional cost or reduced amount incurred by Lender. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other Obligations of Borrower under this Agreement and the Loan Documents.

(h) Without duplication of the payment obligations of Borrower set forth in this Agreement or the other Loan Documents, Borrower agrees to indemnify Lender and to hold Lender harmless from any actual out-of-pocket expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, and (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not the Payment Date, or (B) in the case of a voluntary prepayment only, is the Payment Date immediately following the last day of an Interest Period with respect thereto if Borrower did not give the prior notice of such voluntary prepayment as required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder (the amounts referred to in clauses (i) and (ii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct, illegal acts, bad faith, fraud or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all Other Obligations of Borrower under this Agreement and the other Loan Documents.

(i) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender as determined by Lender in its reasonable discretion.

2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7 Interest Rate Cap Agreement.

(a) Borrower shall deliver confirmation to Lender’s reasonable satisfaction of the purchase of an Interest Rate Cap Agreement on the Closing Date and shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price within seven (7) days of the Closing Date. The Interest Rate Cap Agreement shall (i) be in a form and substance reasonably acceptable to Lender, (ii) be with an Acceptable Counterparty, (iii) direct such Acceptable Counterparty to deposit directly into the First Mezzanine Cash Management Account designated by Lender any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) be for a period equal to the term of the Loan, and (v) have an initial notional amount equal to the original principal amount of the Loan. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the First Mezzanine Cash Management Account designated by Lender).

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the First Mezzanine Cash Management Account designated by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not, without Lender’s consent, waive, amend or otherwise modify any of its rights thereunder.

(c) In the event (i) Borrower exercises an Extension Option, or (ii) Lender notifies Borrower that there has been or will be a downgrade, withdrawal or qualification of the rating of the Counterparty by S&P or Moody’s, Borrower shall replace (or supplement, as applicable) the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement with a LIBOR strike price equal to the applicable Strike Price (x) which Replacement Interest Rate Cap Agreement shall extend the maturity date set forth in the Interest Rate Cap Agreement to the Fixed Maturity Date (with respect to the foregoing clause (i)) prior to or on the commencement date of the Extension Term, or (y) as required due to the occurrence of any of the events listed in the foregoing clause (ii), not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification. With respect to each Replacement Interest Rate Cap Agreement, Borrower shall deliver to Lender a Collateral Assignment of Interest Rate Cap Agreement in a form comparable to the Collateral Assignment of Interest Rate Cap Agreement that has been acknowledged by the Counterparty.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty.

If the opinion obtained by Borrower for the Counterparty does not comply with the foregoing requirements, Lender shall have the right to approve the opinion, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 2.3 Loan Payment.

2.3.1 Interest Payments. Borrower shall pay to Lender on each Payment Date the interest accrued on the Outstanding Principal Balance for the preceding Interest Period (the “Monthly Interest Payment”). The first Interest Period under the Original First Mezzanine Loan Agreement commenced on and included the Closing Date and ended on and included December 8, 2006. Each Interest Period thereafter commenced and shall continue to commence on and include the ninth (9th) day of each calendar month during the term of the Loan and shall end on and include the eighth (8th) day of the next occurring calendar month. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.2 Principal Payments Sale of Units. Concurrently with the closing of the sale of each Unit, Mortgage Borrower shall pay to Mortgage Lender an amount equal to the Required Release Price for such Unit, which amount shall, subject to the terms of Section 2.8.3(f), be applied to reduce the Outstanding Principal Balance and/or the Mortgage Loan Outstanding Principal Balance pursuant to Section 2.4.3 hereof; provided, however, that if such payment occurs on a day other than a Payment Date, Borrower shall also pay to Lender interest at the Applicable Interest Rate on the amount so paid through, but not including, the next succeeding Payment Date. Each such payment shall be made concurrently with the delivery of Mortgage Lender’s release of the Mortgage with respect to such Unit. In addition, if Mortgage Lender is entitled to retain any escrow deposit pursuant to Section 2.8.2(e) hereof, the entire amount of such deposit shall be immediately remitted to Lender and applied to the Outstanding Principal Balance and/or Mortgage Loan Outstanding Principal Balance in accordance with Section 2.4.3; provided, however, that if such payment occurs on a day other than a Payment Date, Borrower shall also pay to Lender interest at the Applicable Interest Rate on the amount so paid through, but not including, the next succeeding Payment Date.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents, excluding the payment of principal due on the Maturity Date, is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5.0%) of such unpaid sum, and (b) the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Any prepayments required to be made hereunder or under the First Mezzanine Cash Management Agreement shall be deemed to have been timely made for the purposes of this Section 2.3.5.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. From and after the Closing Date, so long as no Event of Default has occurred and is continuing, Borrower may, at its option and upon at least five (5) Business Days prior written notice to Lender, prepay the Outstanding Principal Balance in whole only, (i) prior to the Spread Maintenance Date, provided that such prepayment is accompanied by (a) the Spread Maintenance Premium and (b) the Prepayment Premium, and provided further, if such prepayment occurs on a date other than a Payment Date, Borrower shall also pay to Lender interest at the Applicable Interest Rate on the amount so prepaid through, but not including, the next succeeding ninth (9th) day of a calendar month, (ii) from and after the Spread Maintenance Date, through, but not including, May 9, 2008, provided that such prepayment is accompanied by the Prepayment Premium, and provided further, if such prepayment occurs on a date other than a Payment Date, Borrower shall also pay to Lender interest at the Applicable Interest Rate on the amount so prepaid through, but not including, the next succeeding ninth (9th) day of a calendar month, and (iii) from and after May 9, 2008, freely, with no additional fees or penalties, provided that if such prepayment occurs on a date other than a Payment Date, Borrower shall also pay to Lender interest at the Applicable Interest Rate on the amount so prepaid through, but not including, the next succeeding ninth (9th) day of a calendar month. Except for any prepayment pursuant to Sections 2.4.2 and 6.4(c) hereof (provided that in any case no Event of Default has occurred and is continuing at the time of such prepayment), Lender shall not be obligated to accept any prepayment unless it is accompanied by the Spread Maintenance Premium or the Prepayment Premium due in connection therewith, as set forth above in this Section 2.4.1. Any partial prepayment shall be applied in accordance with Section 2.4.3.

2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration, Borrower shall authorize Mortgage Lender to apply Net Proceeds as a prepayment of the Mortgage Debt, in an amount equal to one hundred percent (100%) of such Net Proceeds. No Spread Maintenance Premium or Prepayment Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any Net Proceeds remaining after the prepayment of the Mortgage Debt in full shall be (a) transferred by Mortgage Lender to Lender for application in accordance with the terms provided in Section 2.4.3 hereof, until the Debt is paid in full, and then (b) the balance disbursed to Borrower.

2.4.3 Application of Payments of Principal. Notwithstanding anything to the contrary contained in this Agreement, the following principal payments or prepayments shall be allocated among the Mortgage Loan and the Loan as follows:

(a) so long as no Event of Default shall have occurred and be continuing, any voluntary prepayment of the Loan shall be applied to the Debt until the Debt is paid in full, provided, however, that upon the occurrence and during the continuance of an Event of Default, Lender shall apply any voluntary prepayment to payment of the Debt, in any order, priority and proportions as Lender shall elect in its sole discretion from time to time, until the Debt is paid in full, and shall then disburse any remainder to Borrower; and

(b) all Net Proceeds not required to be made available for Restoration shall be applied first to the Mortgage Debt, in any order, priority and proportions as Mortgage Lender shall elect in its sole discretion from time to time, until the Mortgage Debt is paid in full, and then applied to the Debt, in any order, priority and proportions as Lender shall elect in its sole discretion from time to time, until the Debt is paid in full, and then, as a distribution permitted under applicable law, the balance disbursed to Borrower;

(c) any Reserve Funds, Excess Cash Flow or other cash collateral held by or on behalf of Lender, whether in the Cash Management Account, the Tax and Insurance Escrow

Account, the FF&E Reserve Account or otherwise, including, without limitation, any Net Proceeds then being held by Lender, shall, upon the occurrence and during the continuance of an Event of Default, be applied by Lender as follows or may continue to be held by Lender as additional collateral for the Loan, all in Lender’s sole discretion: first, to the Debt, in any order, priority and proportions as Lender shall elect in its sole discretion from time to time, until the Debt is paid in full, and then, as a distribution permitted under applicable law, the balance disbursed to Borrower;

(d) subject to Section 2.8.4 hereof, the proceeds of any Required Release Price shall be allocated among the Mortgage Loan and, to the extent not otherwise prohibited by the Mortgage Loan Documents, the Loan pro rata in accordance with the Financing Percentages, which Financing Percentages shall be calculated as of the date of payment of such Release Price; and

(e) all Rents received by Mortgage Lender upon the occurrence and during the continuance of a Mortgage Event of Default pursuant to Section 3.1 of any Assignment of Leases shall be applied by Mortgage Lender as follows or may continue to be held by Mortgage Lender as additional collateral for the Mortgage Loan, all in Mortgage Lender’s sole discretion: first, (i) to the expenses of managing and securing the Property, as contemplated by clause (a) of Section 3.1 of such Assignment of Leases, and/or (ii) to the Mortgage Debt, in any order, priority and proportions as Mortgage Lender shall elect in its sole discretion from time to time, until the Mortgage Debt is paid in full, and then (A) disbursed to Lender for application to the Debt, in any order, priority and proportions as Lender shall elect in its sole discretion from time to time, until the Debt is paid in full, and then (B) the balance disbursed to Borrower.

2.4.4 Prepayments After Default. If after the occurrence and during the continuance of an Event of Default and prior to the Spread Maintenance Date, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to have been made on the next occurring Payment Date together with the Monthly Interest Payment and Borrower shall pay, in addition to the Debt, an amount equal to the sum of (i) the Spread Maintenance Premium, and (ii) the Prepayment Premium.

2.4.5 Liquidation Events. (a) In the event of (i) any Casualty to all or any all or any portion of the Property, (ii) any Condemnation of all or any portion of the Property, (iii) a Transfer of the Property in connection with realization thereon following a Mortgage Loan Event of Default, including without limitation a foreclosure sale, or (iv) any refinancing of the Property or the Mortgage Loan (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into the First Mezzanine Cash Management Account. On each date on which Lender actually receives a distribution of such portion of Net Liquidation Proceeds After Debt Service, Borrower hereby authorizes Lender to apply such funds as follows: (A) first, apply to the Obligations until the Obligations are repaid in full, and (B) second, transfer to Borrower. Any prepayment received by Lender pursuant to this Section 2.4.5(a) on a date other than a Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date. Other than following an Event of Default or Mortgage Loan Event of Default, no Prepayment Premium or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.5(a); provided, however, that in no event shall a Prepayment Premium be due in connection with a Liquidation Event of the type described in clauses (i) and (ii) above. Any partial prepayment under this Section 2.4.5(a) shall be applied to the last payments of principal due under the Loan or the Mortgage Loan, as applicable. Any sale of Units permitted under this Agreement shall not be considered a Liquidation Event or give rise to Net Liquidation Proceeds After Debt Service.

(b) Borrower shall immediately notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of the Property, on the date on which a commitment for such refinancing has been entered into and a closing date for the funding of such refinancing has been scheduled. The provisions of this Section 2.4.5 shall not be construed to contravene or expand upon in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of the Property set forth in this Agreement, the Mortgage Loan Documents, and the other Loan Documents, whether or not notice is given pursuant to this Section 2.4.5.

Section 2.5 Release of Property. Except as set forth in this Section 2.5 or as otherwise contemplated in Section 2.8, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Pledge Agreement or any other Loan Document on the Collateral or on the release of the Lien of the Mortgage or any other Mortgage Loan Document on the Property.

2.5.1 Release on Payment in Full. (a) Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Pledge Agreement on the Collateral.

(b) In connection with the release of the Lien of the Pledge Agreement and all other Collateral, Borrower shall submit to Lender, not less than five (5) Business Days prior to the Payment Date on which Borrower intends to pay the Loan in full, a release of Lien (and related Loan Documents) for the Collateral for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which the Collateral is located and that would be satisfactory to a prudent lender.

2.5.2 Release of Units. Concurrently with the closing of the sale of each Unit and the satisfaction by Borrower of all conditions with respect thereto set forth in Section 2.8 hereof, including, without limitation, payment to Mortgage Lender of the Required Release Price of such Unit and payment of all other sums then due and payable by Borrower to Lender, Lender shall release such Unit from the Lien of the Mortgage and the other Loan Documents.

Section 2.6 Cash Management.

2.6.1 Lockbox Account.

(a) Borrower shall cause Mortgage Borrower to establish and maintain a segregated Eligible Account (the “Lockbox Account”) with the Lockbox Bank in trust for the benefit of Mortgage Lender, which Lockbox Account shall be under the sole control of Mortgage Lender pursuant to and in accordance with the Mortgage Loan Documents. The Lockbox Account shall be entitled “Park Central Hotel (DE) LLC, for the benefit of Column Financial, Inc.-Lockbox Account.”

(b) Borrower shall cause Mortgage Borrower to, or to cause Manager to, deliver irrevocable written instructions to (i) all tenants under Leases which provide for an annual rental in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) to deliver all Rents payable thereunder directly to the Lockbox Account and (ii) each of the credit card companies or credit card clearing banks with which Mortgage Borrower or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to the Property directly to the Lockbox Account. Borrower shall cause both Mortgage Borrower and Manager to, deposit all amounts received by Mortgage Borrower or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt thereof.

(c) Borrower shall cause Mortgage Borrower to obtain from Lockbox Bank its agreement, in form and substance reasonably satisfactory to Mortgage Lender, that Lockbox Bank shall transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account each Business Day throughout the term of the Loan.

(d) Borrower shall not permit or cause Mortgage Borrower to further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Mortgage Lender as the secured party, to be filed with respect thereto.

2.6.2 Mortgage Cash Management Account. During the term of the Loan, Mortgage Lender shall establish and maintain a segregated Eligible Account (the “Mortgage Cash Management Account”) to be held in trust and for the benefit of Mortgage Lender, which Mortgage Cash Management Account shall be under the sole control of Mortgage Lender. Borrower shall not cause or permit Mortgage Borrower in any way alter or modify the Mortgage Cash Management Account without the prior written consent of Lender and will notify Lender of the account number thereof. Mortgage Lender shall have the sole right to make withdrawals from the Mortgage Cash Management Account to be applied in accordance with the Mortgage Loan Documents. All costs and expenses for establishing and maintaining the Mortgage Cash Management Account shall be paid by Mortgage Borrower. All cash distributions from the Cash Management Account to be paid to or for the benefit of Lender, in accordance with the Mortgage Cash Management Agreement (including the Net Liquidation Proceeds After Debt Service) shall be deposited into the First Mezzanine Cash Management Account maintained in accordance with the First Mezzanine Cash Management Agreement. Disbursements from the First Mezzanine Cash Management Account will be made in accordance with the terms and conditions of the First Mezzanine Cash Management Agreement.

2.6.3 First Mezzanine Cash Management Account. (a) During the term of the Loan, Lender shall establish and maintain a segregated Eligible Account (the “First Mezzanine Cash Management Account”) to be in trust and for the benefit of Lender, which First Mezzanine Cash Management Account shall be under the sole control of Lender. The First Mezzanine Cash Management Account shall be entitled “W2001 Park Central Hotel Senior Mezz L.L.C., for the benefit of Column Financial, Inc. – First Mezzanine Payment Account”. Borrower hereby (i) grants to Lender a first priority security interest in the First Mezzanine Cash Management Account and all deposits at any time contained therein and the proceeds thereof and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the First Mezzanine Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Lender shall have the sole right to make withdrawals from the First Mezzanine Cash Management Account and all costs and expenses for establishing and maintaining the First Mezzanine Cash Management Account shall be paid by Borrower.

(b) The insufficiency of funds on deposit in the First Mezzanine Cash Management Account shall not relieve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) All funds on deposit in the First Mezzanine Cash Management Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine in its sole discretion. Provided no Event of Default shall have occurred and be continuing, all funds on deposit in the Mezzanine Payment Account shall be applied by Lender in accordance with the First Mezzanine Cash Management Agreement and this Agreement until the Debt is paid in full, with any amounts remaining being disbursed to Borrower.

2.6.4 Payments Received Under the First Mezzanine Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default or Mortgage Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Tax and Insurance Escrow Funds, FF&E Reserve Funds, and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the First Mezzanine Cash Management Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.7 Extension of the Initial Maturity Date. As provided in this Section 2.7, Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for three successive terms (each, an “Extension Option”) of one (1) year each.

2.7.1 First Extension Option. Borrower shall have the right to extend the Initial Maturity Date to the First Extended Maturity Date (the “First Extension Option”; the period commencing on the first (1st) day following the Initial Maturity Date and ending on the First Extended Maturity Date being referred to herein as the “First Extension Term”), provided that all of the following conditions are satisfied:

(a) no monetary Default or monetary Mortgage Loan Default and no Event of Default or Mortgage Loan Event of Default shall have occurred and be continuing at the time the First Extension Option is exercised and on the date that the First Extension Term is commenced;

(b) Borrower shall notify Lender of its election to exercise the First Extension Option not earlier than six (6) months, and no later than one (1) month, prior to the Initial Maturity Date;

(c) if the Interest Rate Cap Agreement is scheduled to mature prior to the First Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than one (1) Business Day immediately preceding the first day of the First Extension Term, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall be effective commencing on the first day of the First Extension Term and shall have a maturity date not earlier than the First Extended Maturity Date; and

(d) the maturity date of the Mortgage Loan shall have been extended to the First Extended Maturity Date on the same terms and conditions as in effect on the date hereof.

2.7.2 Second Extension Option. Provided Borrower has properly exercised the First Extension Option, Borrower shall have the right to extend the Fixed Maturity Date to the Second Extended Maturity Date (the “Second Extension Option”; the period commencing on the first (1st) day following the First Extended Maturity Date and ending on the Second Extended Maturity Date being referred to herein as the “Second Extension Term”), provided that all of the following conditions are satisfied:

(a) no monetary Default or monetary Mortgage Loan Default and no Event of Default or Mortgage Loan Event of Default shall have occurred and be continuing at the time the Second Extension Option is exercised and on the date that the Second Extension Term is commenced;

(b) Borrower shall notify Lender of its election to exercise the Second Extension Option not earlier than six (6) months, and no later than one (1) month, prior to the commencement of the Second Extension Term;

(c) if the Interest Rate Cap Agreement is scheduled to mature prior to the Second Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than one (1) Business Day immediately preceding the first day of the Second Extension Term, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall be effective commencing on the first day of the Second Extension Term and shall have a maturity date not earlier than the Second Extended Maturity Date;

(d) the maturity date of the Mortgage Loan shall have been extended to the Second Extended Maturity Date on the same terms and conditions as in effect on the date hereof; and

(e) the maturity date of the Additional Mezzanine Loan, if the Additional Mezzanine Loan is then outstanding, shall be extended to the Second Extended Maturity Date on the same terms and conditions as in effect on the date hereof.

2.7.3 Third Extension Option. Provided Borrower has properly exercised the First Extension Option and the Second Extension Option, Borrower shall have the right to extend the Fixed Maturity Date to Third Extended Maturity Date (the “Third Extension Option”; the period commencing on the first (1st) day following the Second Extended Maturity Date and ending on the Third Extended Maturity Date being referred to herein as the “Third Extension Term”), provided that all of the following conditions are satisfied:

(a) no monetary Default or monetary Mortgage Loan Default and no Event of Default or Mortgage Loan Event of Default shall have occurred and be continuing at the time the Third Extension Option is exercised and on the date that the Third Extension Term is commenced;

(b) Borrower shall notify Lender of its election to exercise the Third Extension Option not earlier than six (6) months, and no later than one (1) month, prior to the commencement of the Third Extension Term;

(c) if the Interest Rate Cap Agreement is scheduled to mature prior to the Third Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than one (1) Business Day immediately preceding the first day of the Third Extension Term, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall be effective commencing on the first day of the Third Extension Term and shall have a maturity date not earlier than the Third Extended Maturity Date;

(d) the maturity date of the Mortgage Loan shall have been extended to the Third Extended Maturity Date on the same terms and conditions as in effect on the date hereof;

(e) the maturity date of the Additional Mezzanine Loan, if the Additional Mezzanine Loan is then outstanding, shall be extended to the Third Extended Maturity Date on the same terms and conditions as in effect on the date hereof; and

(f) Borrower shall pay to Lender an extension fee equal to fifteen one-hundredths of one percent (0.15%) of the Outstanding Principal Balance not later than one (1) Business Day immediately preceding the first day of the Third Extension Term.

Section 2.8 Subdivision of Existing Condominium; Sale of Units.

2.8.1 Subdivision of Existing Condominium.

(a) Borrower may elect in its sole discretion to cause Mortgage Borrower to elect to further subdivide the Existing Condominium in accordance with all Legal Requirements in order to amend then existing condominium regime (the “Amended Condominium”) in order to reflect the subdivision of the Hotel Unit into Units comprised of (i) one or more Retail Units and/or (ii) Individual Hotel Units, and commence the sale of such Units, provided that Borrower satisfies all of the requirements set forth in this Section 2.8.

(b) At least ten (10) Business Days prior to filing the Offering Plan or the No-Action Application for the sale of the Units or any other documents relating to the Amended Condominium with the New York State Department of Law or offering any Unit for sale, Borrower shall deliver to Lender the following items and obtain Lender’s approval thereof:

(i) a proposed Offering Plan or No-Action Application for the sale of the Units in the Amended Condominium (with all exhibits required by Legal Requirements) in form for filing with the New York State Department of Law and all other Amended Condominium Documents, which shall be reasonably acceptable to Lender in all material respects and shall, among other things, provide (A) that Lender shall be entitled to written notification from the applicable condominium association of any default by Mortgage Borrower of any obligation under the Amended Condominium Documents or, if the foregoing notice is not permitted by the New York State Department of Law, that copies of any notice to Mortgage Borrower shall be addressed to Mortgage Borrower, c/o Lender, at its address set forth herein, and (B) if permitted by the New York State Department of Law, that Lender shall have the right to cure such default;

(ii) true, correct and complete (with an accompanying certification of Borrower to such effect) copies of all plans and specification, construction contracts, architectural, engineering and other professional reports or agreements, and any other material reports or agreements delivered to Borrower or Mortgage Borrower or entered into, or to be entered into, by Borrower or Mortgage Borrower in connection with the Amended Condominium; and

(iii) a certification by Borrower, in form reasonably satisfactory to Lender, that the Amended Condominium Documents fully and accurately disclose all matters required to be disclosed by Legal Requirements.

(c) Borrower shall deliver to Lender, within five (5) Business Days after receipt by Mortgage Borrower, copies of any and all written communications with the New York State Department of Law, including, without limitation, any communiqués from the New York State Department of Law requiring Mortgage Borrower to disclose or repair certain conditions at the Property.

(d) Borrower shall cause Mortgage Borrower to comply with all Legal Requirements relating to the Amended Condominium and the Amended Condominium

Documents and submit to the applicable Governmental Authorities and purchasers, if applicable, any required amendments to the Amended Condominium Documents, and thereafter keep the Amended Condominium Documents in effect continuously for so long as any Units remain unsold or the Loan remains outstanding.

(e) If required by Lender, Borrower shall, and shall cause Mortgage Borrower to, promptly execute and deliver to Lender modifications of the Loan Documents reasonably required by Lender to reflect the Amended Condominium and provide for or confirm the liens and security interests required by Lender, all in form and substance reasonably satisfactory to Lender.

(f) Borrower shall pay on demand all costs incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the Amended Condominium and/or Lender’s review of the Amended Condominium Documents.

(g) Lender shall, on Borrower’s written request, contemporaneously with Lender’s release from the lien of the Mortgage as provided in the Mortgage Loan Agreement and the subordination of the lien of the Mortgage to the declaration of the Amended Condominium, consent to the transfer of such Unit upon the satisfaction of the following conditions:

(i) no monetary Default, monetary Mortgage Loan Default, Event of Default or Mortgage Loan Event of Default shall have occurred and be continuing;

(ii) Lender shall have received and approved in all respects the Amended Condominium Documents (to the extent not previously approved in writing by Lender), which shall be in proper form for recording or filing, as necessary, in the appropriate offices;

(iii) Lender shall have received a true and complete copy of the agreement from the Mortgage Lender subordinating the lien of the Mortgage to the declaration of the Amended Condominium, which shall be in proper form for recording or filing, as necessary, in the appropriate offices;

(iv) the Title Insurance Policy shall have been endorsed to provide affirmative insurance to the effect that the Property continues to constitute a condominium validly created under the Condominium Act and Lender shall have received a copy of such endorsement from the Title Company;

(v) Borrower shall have duly executed and delivered, or caused to be duly executed and delivered, to Lender, conditional resignations of the officers and members of the board of directors of the condominium association relating to the Amended Condominium who have been appointed or elected by Borrower or any Affiliate of Borrower;

(vi) Lender shall have received an opinion (upon which Lender and its successors and assigns may rely and subject only to customary assumptions and qualifications) from counsel reasonably satisfactory to Lender to the effect that (A) the

Amended Condominium Documents reasonably satisfy all applicable requirements of Governmental Authorities and have been duly executed, (B) all Legal Requirements relating to the amendments of the Existing Condominium Documents have been materially satisfied and, assuming the recording of the Amended Condominium Documents for the Amended Condominium and the subordination of the Mortgage to such Amended Condominium Documents, the Amended Condominium is existing in full force and effect and no filing, registration or other compliance with any federal or state securities law or other Legal Requirement will be required in connection with the sale of Units within the Amended Condominium in the State of New York, or if such filing is necessary, that the applicable Legal Requirement governing the same has been fully complied with, and (C) the resignations referred to in clause (v) of this subsection have each been duly authorized, executed and delivered by the respective parties thereto and are enforceable against said parties in accordance with their respective terms;

(vii) either an Offering Plan for the Amended Condominium (A) has been approved by all Governmental Authorities whose approval is required under any Legal Requirements, and (B) has been declared effective and an amendment confirming same has been accepted for filing by the New York State Department of Law or a No-Action Letter has been issued by the New York State Department of Law;

(viii) the Amended Condominium Documents have been accepted for recording in the real property records of New York County, New York; and

(ix) Lender shall have received such other information, documentation or agreements as Lender shall reasonably request.

2.8.2 Sales of Units.

(a) Subject to the terms and conditions set forth herein, Borrower may consent to Mortgage Borrower entering into contracts for the sale of any Units; provided that Mortgage Borrower has received authorization to do so from the New York State Department of Law and each of said contracts is in full compliance with the terms and conditions hereof and with the terms and provisions of the Offering Plan or the No-Action Letter and the other Amended Condominium Documents, and provided further that all of the following conditions shall have been satisfied (each such contract complying with the terms hereof shall be referred to herein, as an “Approved Sales Contract” and collectively, “Approved Sales Contracts”):

(i) such Approved Sales Contract is with either an MCTA Party or a bona fide purchaser of a Unit who is not an Affiliate of Borrower, Mortgage Borrower or any Guarantor (a “Contract Vendee”);

(ii) if such Approved Sales Contract is in respect of Individual Hotel Units, such Units shall (1) be located only on floors 2 through and including 12 of the Property, and (2) comprise either a full floor or half-floor of space in the Property (as reasonably determined by Lender);

(iii) each Approved Sales Contract must provide for an “all cash sale” (it being understood that if a Unit is financed by a third party, the same shall constitute an “all cash sale”), payable in full by bank or certified check or wire transfer of immediately available funds at closing;

(iv) the Approved Sales Contract shall not materially deviate from the form contract of sale that was approved in writing by Lender and, if an Offering Plan has been filed, by the New York State Department of Law;

(v) Borrower shall deliver to Lender a true and correct copy of each Approved Sales Contract together with a summary of such Approved Sales Contract (such summary to be in a form reasonably approved by Lender), in each case within five (5) Business Days after the execution of the Approved Sales Contract;

(vi) the Approved Sales Contract shall require the Contract Vendee to deposit a cash amount equal to not less than ten percent (10%) of the purchase price set forth in such contract unless such Contract Vendee is an MCTA Party;

(vii) the Approved Sales Contract shall be subject to no conditions (other than mortgage financing contingencies) upon the Contract Vendee’s obligation (except for customary title conditions and rights of rescission required by law) unless such Contract Vendee is an MCTA Party; and

(viii) under no circumstances may Mortgage Borrower convey any Units to the condominium association established in conjunction with the Amended Condominium without the prior written consent of Lender.

(b) Borrower shall not, without the prior written consent of Lender in each instance, permit Mortgage Borrower to (i) modify, amend or supplement any Approved Sales Contract in any manner that would cause the same to not constitute an Approved Sales Contract, or (ii) terminate (except in the case of default by the Contract Vendee thereunder or as otherwise in accordance with Legal Requirements ) any Approved Sales Contract.

(c) Borrower shall promptly notify Lender of all matters of which Borrower or Mortgage Borrower has notice that a default by Mortgage Borrower under any Approved Sales Contract or Amended Condominium Document exists, and Borrower shall cause Mortgage Borrower to do all such acts and undertake all such steps and institute all such proceedings as shall be reasonably necessary to cure or avert such default or variance and will promptly forward to Lender any notices Borrower or Mortgage Borrower receives in regard to any of the foregoing matters.

(d) Any sale of a Unit shall (i) be in full compliance with all applicable Legal Requirements, including, to the extent applicable, the Magnuson-Moss Warranty Act, the Federal Reserve Board Regulations “B” (Equal Credit Opportunity Act) and “Z” (Truth-in-Lending), the Interstate Land Sales Full Disclosure Act and the Department of Housing and Urban Development Regulation “X” (RESPA), (ii) not be considered the sale of a security under the Securities Act of 1933, and (iii) be in compliance with the Amended Condominium Documents.

(e) All deposits made by purchasers of Units shall be deposited into one or more escrow accounts with an escrow agent authorized to act as such under the laws of the State of New York and reasonably acceptable to Lender in its discretion pursuant to an escrow agreement reasonably acceptable to Lender in all material respects and in accordance with all applicable Legal Requirements. Borrower shall not permit Mortgage Borrower to release or use any such deposits or any portion thereof for costs incurred in connection with the construction of any improvements or for any other purposes, it being the intent that the full amount of each deposit shall be held in escrow until such time as (i) the Unit with respect to which the same has been deposited has been conveyed to a Contract Vendee in accordance with the Loan Documents, or (ii) the Contract Vendee thereunder properly cancels its Approved Sales Contract (in which case such deposit shall be refunded to the Contract Vendee), or (iii) the Contract Vendee has defaulted in which case such amounts shall promptly be paid to Mortgage Lender to be applied as provided in Section 2.3.2 hereof, unless the Contract Vendee has made application to the New York State Department of Law pursuant to the dispute resolution provision of the New York State Attorney General’s regulations; provided, however, in all events, the deposits shall be maintained in accordance with the provisions of the regulations promulgated by the New York State Department of Law with respect to such escrows.

(f) All expenses incurred by Lender with respect to sales of Units and releases (including, without limitation, the reasonable fees and disbursements of Lender’s counsel) shall be paid by Borrower.

2.8.3 Additional Conditions to Sale of Units. Borrower shall not permit Mortgage Borrower to convey any Unit except upon satisfaction of each of the conditions set forth in Section 2.8.2 and upon Borrower’s satisfaction of each of the following conditions:

(a) no Event of Default or Mortgage Loan Event of Default shall then exist and be continuing;

(b) Lender shall receive not less than five (5) Business Days’ prior written notice of each proposed closing of the sale of any Unit, which notice shall, for each such Unit proposed to be released, (i) specifically identify the Unit to be released, the purchase price, the anticipated Gross Sales Proceeds, any portion of the purchase price applicable to upgrades or extras, and the proposed closing date, (ii) include a copy of the Approved Sales Contract (if not previously delivered to Lender) and the proposed closing statement with respect to such Unit sale; and (iii) include drafts of all release documentation requested of Lender, in a form approved by Lender. Lender shall have the right to be represented at such closings, at the sole cost and expense of Borrower;

(c) all of the terms and conditions to the release of a Unit under the Mortgage Loan Documents shall have been satisfied;

(d) Lender shall have received in cash or by wire transfer of immediately available funds or by certified or bank check payable to Lender the Required

Release Price for such Unit which shall be applied by Lender in reduction of the Outstanding Principal Balance and the Mortgage Loan Outstanding Principal Balance on a pro-rata basis in accordance with the Financing Percentages, which Financing Percentages shall be calculated as of the date of payment of such Release Price; and

(e) Lender shall have received in cash or by wire transfer of immediately available funds or by certified bank check payable to Lender any Spread Maintenance Premium and/or Prepayment Premium due in respect of such portions of the Debt and Mortgage Debt.

Within five (5) Business Days after each closing of the conveyance of a Unit, Borrower shall deliver to Lender a true and complete copy of the closing statement (certified to be true, correct and complete by Borrower) signed by Mortgage Borrower and the purchaser in respect to such Unit sale.

2.8.4 Sale of Units During Event of Default. Notwithstanding the provisions of this Section 2.8 or any other provision to the contrary in this Agreement or the other Loan Documents, it is expressly acknowledged and agreed by Borrower that, upon the occurrence and during the continuance of an Event of Default: (a) Borrower shall have no right to sell any Units by Mortgage Borrower without Lender’s prior written consent, which consent may be given or withheld in Lender’s sole discretion, (b) any such sale of one or more of the Units shall be on such terms and conditions as to which Lender and Borrower shall agree, Lender, however, having the right to impose such terms and conditions as Lender shall elect in its sole discretion, and (c) the provisions of this Section 2.8 (other than this Section 2.8.4) shall not be applicable to any such sale of one or more of the Units consented to by Lender as aforesaid, Borrower expressly acknowledging and agreeing that upon the occurrence of a Mortgage Loan Event of Default, Lender shall not be entitled to any Required Release Price or any portion thereof or any proceeds thereof unless and until the Mortgage Debt has been paid in full. In the event that, following any such sale of one or more of the Units, the Mortgage Debt shall have been paid in full, Borrower and/or Mortgage Lender, as applicable, shall distribute to Lender any remaining proceeds thereof to be applied as provided in this Agreement.

2.8.5 Sales Agency.

(a) Prior to the approval of the Offering Plan and the other Amended Condominium Documents by Lender, Borrower shall cause Mortgage Borrower to enter into, and promptly thereafter forward to Lender a copy of, a Sales Agency Agreement, which Sales Agency Agreement shall be reasonably satisfactory in form and substance to Lender. The fee payable to the Sales Agent shall not exceed six percent (6.0%) of the Gross Sales Proceeds received from each Unit sold. The Sales Agency Agreement shall also provide that all of Sales Agent’s rights under the Sales Agency Agreement are subordinate to the Lien of the Mortgage and the rights of Lender. Concurrently with the execution of any Sales Agency Agreement, Borrower shall deliver to Lender two (2) counterpart originals of an Assignment of Sales Agency Agreement, in the form attached hereto as Exhibit C, fully executed by Mortgage Borrower and the Sales Agent. In no event shall any broker fee or commission relating to the sale of any Unit be paid to Borrower, Mortgage Borrower, Guarantor or any Affiliate of Borrower, Mortgage Borrower or Guarantor.

(b) Borrower shall: (i) cause Mortgage Borrower to promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under the Sales Agency Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Sales Agency Agreement of which Borrower or Mortgage Borrower is aware; (iii) promptly deliver to Lender a copy of each business plan received by Mortgage Borrower under the Sales Agency Agreement; and (iv) cause Mortgage Borrower to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Sales Agent under the Sales Agency Agreement in a commercially reasonable manner.

Section 2.9 Permitted Mezzanine Loan. At any time during the term of the Loan (including during any Extension Term), following or simultaneously with the execution of a Franchise Agreement pursuant to this Agreement, Principal shall have the right to obtain a mezzanine loan, which shall be subordinate to the Loan, secured by a pledge of all of the ownership interests in Borrower (“Additional Mezzanine Loan”) in a principal amount not to exceed the lesser of (x) $90,000,000.00, and (y) the aggregate amount of the PIP Budget, the Rebranding Deficit and debt service due during the term of such Additional Mezzanine Loan; provided, however, that Lender shall not unreasonably withhold its consent to increase the principal amount of such Additional Mezzanine Loan by up to ten percent (10%) provided the conditions precedent set forth below are satisfied. For purposes of clarity, any Additional Mezzanine Loan is distinct from and in addition to the Second Mezzanine Loan. An Additional Mezzanine Loan shall not require the consent of Lender provided that the following conditions precedent are satisfied:

(i) written notice shall have been provided to Lender not less than thirty (30) days prior to the closing of such Additional Mezzanine Loan (the “Additional Mezzanine Loan Election”);

(ii) no Event of Default shall have occurred and remain uncured;

(iii) Lender shall have approved a property improvement plan (the “PIP”) and budget (the “PIP Budget”) in connection with the execution of a Franchise Agreement with a Qualified Franchisor, which approval shall not be unreasonably withheld, conditioned or delayed (provided that Lender’s approval of the PIP and PIP Budget shall be conditioned on Borrower’s providing Lender with proof reasonably satisfactory to Lender that binding commitments are in place for financing from an Institutional Lender (which may be the Additional Mezzanine Loan) in an amount sufficient to pay the costs of such PIP);

(iv) the Additional Mezzanine Loan shall include a budgeted amount necessary to offset any loss of Net Operating Income suffered during the implementation of any proposed PIP and re-branding of the Property (the “Rebranding Deficit”)

(v) the Additional Mezzanine Loan shall be co-terminous with the Loan;

(vi) the terms of the Additional Mezzanine Loan shall not contain any so-called “equity kickers” or purchase options;

(vii) to the extent not covered by the Rebranding Deficit, Borrower shall deposit any Rebranding Reserve Deposit;

(viii) as of the date the Additional Mezzanine Loan is initially advanced, the Additional Mezzanine Loan-to-Value Ratio for the Property shall be equal to or less than eighty percent (80%);

(ix) as of the date the Additional Mezzanine Loan is initially advanced, the Additional Mezzanine DSCR for the Property shall be equal to or greater than 1.05:1.00;

(x) the Additional Mezzanine Loan shall be evidenced by not more than one (1) loan at any time that may be advanced in multiple draws provided that Borrower complies with the requirements set forth in this Section 2.9 with respect to each draw;

(xi) the Additional Mezzanine Loan shall be issued by one (1) lender (the “Additional Mezzanine Loan Lender”) which shall be an Institutional Lender unaffiliated with Borrower and/or Guarantor;

(xii) Borrower shall have delivered true, correct and complete copies of the Additional Mezzanine Loan, including, without limitation, the loan documents evidencing and securing the Additional Mezzanine Loan (“Additional Mezzanine Loan Documents”);

(xiii) the Additional Mezzanine Loan Lender shall enter into an intercreditor agreement substantially in the form attached hereto as Exhibit F, (which, for avoidance of doubt, is the Intercreditor Agreement between Column Financial, Inc., as Mortgage Lender, and Column Financial, Inc., as Mezzanine Lender, dated as of even date herewith, which Intercreditor Agreement replaces and supersedes the intercreditor agreement dated as of November 9, 2006) and Lender hereby agrees to execute and deliver such intercreditor agreement; and

(xiv) all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and any fees charged by the Rating Agencies) incurred by Lender in connection with this Section 2.9, shall be paid by Borrower.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower, or waiver by Lender, of the following conditions precedent no later than the Closing Date provided, however, that by funding the Loan, Lender shall be deemed to have waived any such condition not therefore fulfilled or satisfied (subject to any post-closing letter contrary to such waiver):

3.1.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default or Mortgage Loan Default or Mortgage Loan Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2 Loan Documents. Lender shall have received a copy of this Agreement, the Note and all of the other Loan Documents, in each case, duly executed and delivered on behalf of Borrower.

3.1.3 Delivery of Loan Documents; Title Insurance; Reports; Leases.

(a) Pledge Agreement. Lender shall have received from Borrower fully executed and acknowledged counterparts of the Pledge Agreement and delivery of the Pledged Company Interests, the UCC Financing Statements, and such other documents required pursuant to the Pledge Agreement, in the reasonable judgment of Lender, so as to effectively create valid and enforceable Liens upon the Collateral, of the requisite priority, in favor of Lender, subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.

(b) UCC Title Insurance. Lender shall have received a UCC Title Insurance Policy (the “UCC Title Insurance Policy”) issued by the Title Company and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender, which UCC Title Insurance Policy shall be in the form of the UCC Title Insurance Policy attached hereto as Exhibit A. The UCC Title Insurance Policy shall be assignable, to the extent permitted under applicable state law. Lender also shall have received evidence that all premiums in respect of such UCC Title Insurance Policy have been paid.

(c) Mortgage Loan Documents. The Mortgage Loan Documents shall have been duly authorized, executed and delivered by all parties thereto, the Mortgage Loan shall have been contemporaneously funded and Lender shall have received and approved certified copies thereof. All of the conditions precedent set forth in Article III of the Mortgage Loan Agreement shall have been satisfied and the Mortgage Loan shall have been closed and fully advanced in accordance therewith.

(d) Insurance. Lender shall have received valid certificates of insurance for the Policies required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(e) Environmental Reports. Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of the Property, satisfactory in form and substance to Lender.

(f) Zoning. Lender shall have received a report prepared by the Planning and Zoning Resource Corporation in substance reasonably satisfactory to Lender.

(g) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date on the Collateral and with respect to the Pledge Agreement, subject only to Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

3.1.4 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

3.1.5 Delivery of Organizational Documents. (a) Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower, Mortgage Borrower and Principal and/or their formation, structure, existence, good standing and/or qualification to do business, as Lender may reasonably request in its sole discretion, including, without limitation, good standing certificates, qualification to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and the Mortgage Loan, as applicable, and incumbency certificates as may be requested by Lender.

(b) Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Principal, Guarantors, and other members and/or partners of Borrower, and/or the formation, structure, existence, good standing and/or qualification to do business of any of the foregoing, as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualification to do business in the appropriate jurisdictions, authorizing resolutions and incumbency certificates as may be requested by Lender.

3.1.6 Opinions of Borrower’s Counsel. Lender shall have received opinions from Borrower’s counsel with respect to non-consolidation and the due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such opinions in the form of the opinions delivered to Lender on the Closing Date.

3.1.7 Budgets. Borrower shall have delivered or shall have caused Mortgage Borrower to deliver, and Lender shall have approved, the Annual Budget for the current Fiscal Year.

3.1.8 Basic Carrying Costs. Borrower shall have caused Mortgage Borrower to pay all Basic Carrying Costs relating to the Property which are in arrears, including without limitation, (a) accrued but unpaid Insurance Premiums, (b) currently due Taxes (including any in arrears) and (c) currently due Other Charges, which amounts shall be funded with proceeds of the Mortgage Loan and the Loan.

3.1.9 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and the other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender.

3.1.10 Payments. All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

3.1.11 Tenant Estoppels. Lender shall have received an executed tenant estoppel letter, which shall be in the form attached hereto as Exhibit B or in such other form specified or provided for in the applicable Lease, from Starbucks Corporation.

3.1.12 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical Conditions Reports, appraisals and other reports, the fees and costs of Lender’s counsel and all other third party out-of-pocket expenses incurred in connection with the origination of the Loan.

3.1.13 Material Adverse Change. There shall have been no material adverse change in the financial condition or business condition of Borrower, Mortgage Borrower, Principal, Guarantors, the Collateral or the Property since the date of the most recent financial statements delivered to Lender. The income and expenses of the Property, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower, Mortgage Borrower, Principal, Guarantor, nor any of their constituent Persons shall be the subject of any Bankruptcy Action.

3.1.14 Leases and Rent Roll. Lender shall have received copies of all Leases and certified copies of any Leases as requested by Lender.

3.1.15 Tax Lot. Lender shall have received evidence that the Property constitutes one (1) or more separate tax lots, which evidence shall be satisfactory in form and substance to Lender.

3.1.16 Physical Conditions Report. Lender shall have received a Physical Conditions Report, which report shall be satisfactory in form and substance to Lender.

3.1.17 Management Agreement. Lender shall have received a copy of the Management Agreement, which shall be satisfactory in form and substance to Lender. The fee payable to the Manager shall not exceed three percent (3.0%) of Gross Income from Operations per annum. The Management Agreement shall also provide that all of the Manager’s rights under the Management Agreement are subordinate to the Lien of the Mortgage and the rights of Lender.

3.1.18 Appraisal. Lender shall have received an appraisal of the Property, which shall be satisfactory in form and substance to Lender.

3.1.19 Financial Statements. Lender shall have received a balance sheet with respect to the Property for the two (2) most recent Fiscal Years and statements of income and statements of cash flows with respect to the Property for the three (3) most recent Fiscal Years, each in form and substance satisfactory to Lender.

3.1.20 Condominium Documents. Lender shall have received (i) copies of the Existing Condominium Documents, (ii) an estoppel letter in form and substance satisfactory to Lender from the appropriate officer of the Existing Condominium Board, and (iii) conditional resignations of the officers and members of Existing Condominium Board who have been appointed or elected by Borrower or any Affiliate of Borrower.

3.1.21 Further Documents. Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the Closing Date that:

4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of Mortgage Borrower. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule III.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower, Principal and/or Guarantors, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower, Principal and/or Guarantors, as applicable, of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened (a) in writing against Borrower, Mortgage Borrower, the Property or the Collateral, which actions, suits or proceedings, if determined against Borrower, Mortgage Borrower, the Property or the Collateral, are reasonably likely to materially adversely affect the condition (financial or otherwise) or business of Borrower, Mortgage Borrower or the condition or ownership of the Property, or (b) that are not adequately covered by insurance.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument which is reasonably likely to materially and adversely affect Borrower, Mortgage Borrower, the Property, or the Collateral, or Borrower’s or Mortgage Borrower’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Mortgage Borrower, the Property or the Collateral are bound which is reasonably likely to have a material adverse effect on Borrower, Mortgage Borrower, the Property or the Collateral, or Borrower’s or Mortgage Borrower’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor Mortgage Borrower has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Mortgage Borrower is a party or by which Borrower, Mortgage Borrower, the Property or the Collateral is otherwise bound, other than (a) any obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, and (b) the obligations under the Loan Documents and the Mortgage Loan Documents, as applicable.

4.1.6 Title. The Pledgor under the Pledge Agreement is the record and beneficial owner of, and has good, and marketable title to the Collateral, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value of the Collateral or Borrower’s ability to repay the Loan. The Pledge Agreement, together with the UCC Financing Statements relating to the Collateral, when properly filed in the appropriate records, will create a valid, perfected first priority security interests in and to, Borrower’s right, title and interest to the Collateral, all in accordance with the terms thereof, for which a Lien can be perfected by filing a UCC Financing Statement.

4.1.7 Solvency. Borrower has (a) not entered into the transaction contemplated by this Agreement or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s probable liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Mortgage Borrower or Principal, and neither Borrower, Mortgage Borrower nor Principal has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, Mortgage Borrower nor Principal are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s, Mortgage Borrower’s or Principal’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, Mortgage Borrower or Principal.

4.1.8 Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains (or in the case of written material, at the time supplied contained) any untrue statement of a material fact or omits (or in the case of such written material, at the time supplied omitted) to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, Borrower, the Collateral, Mortgage Borrower or the Property or the business, operations or condition (financial or otherwise) of Borrower or Mortgage Borrower.

4.1.9 No Plan Assets.

(a) Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA.

(b) Borrower further represents and warrants that one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

4.1.10 Compliance. Borrower and the Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws necessary to operate the Property and carry on its business. To Borrower’ knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. To Borrower’s knowledge, there has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower, the Collateral, Mortgage Borrower or the Property in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on Borrower, the Collateral, Mortgage Borrower or the Property or the operation thereof as a hotel, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Mortgage Borrower or Borrower from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of any roadway providing access to the Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Intentionally Omitted.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Intentionally Omitted.

4.1.17 Intentionally Omitted.

4.1.18 Enforceability. The Loan Documents are not currently subject to any right of rescission, set-off, counterclaim or defense by Borrower, Principal or any Guarantor, including the defense of usury, and Borrower, Principal and Guarantors have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding. There are no prior assignments of the Collateral which are presently outstanding except in accordance with the Loan Documents.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certificates of insurance (on ACORD Form 25), together with proof that all premiums have been paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such Policies, and neither Borrower nor Mortgage Borrower has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21 Intentionally Omitted.

4.1.22 Intentionally Omitted.

4.1.23 Intentionally Omitted.

4.1.24 Intentionally Omitted.

4.1.25 Intentionally Omitted.

4.1.26 Leases. The Property is not subject to any Leases other than the Leases described in Schedule I attached hereto and made a part hereof. Mortgage Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases and any subleases, licenses, assignments or occupancy agreements thereunder. The current Leases are in full force and effect and, to Borrower’s knowledge, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto. No Rent (including security deposits) has been paid more than one (1) month in advance of its due date. All work to be performed by Mortgage Borrower prior to the Closing Date under each Lease has been performed as required in such Lease and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements, except as expressly set forth in such Leases, required to be given by Mortgage

Borrower to any tenant prior to the Closing Date has already been received by such tenant. To Borrower’s knowledge, no tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby. No tenant holds its leased premises under assignment, nor, to Borrower’s knowledge, does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the Property of which the leased premises are a part. No tenant under any Lease has any right or option for additional space in the Improvements.

4.1.27 Intentionally Omitted.

4.1.28 Principal Place of Business; State of Organization. The Borrower is organized under the laws of the State of Delaware and has its principal place of business in the State of New York.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement and the First Mezzanine Cash Management Agreement, have been paid or are being paid simultaneously herewith or upon filing, and, under Legal Requirements, the Loan Documents are enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness.

(a) Until the Debt has been paid in full and the obligations under the Mortgage Loan Documents have been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, (ii) Mortgage Borrower is, shall be and shall continue to be a Special Purpose Entity, and (iii) Principal is, shall be and shall continue to be a Special Purpose Entity.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) All of the facts stated and the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and Borrower has complied and will comply with, and will cause Mortgage Borrower to comply with, all of the assumptions made with respect to Borrower and Mortgage Borrower in the Insolvency Opinion.

4.1.31 Management Agreement. As of the Closing Date, the Management Agreement is in full force and effect and, to Borrower’s knowledge, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default by Mortgage Borrower thereunder that would have a material adverse effect on Borrower, Mortgage Borrower or the Property.

4.1.32 Illegal Activity. No portion of the Property has been or will be purchased by Borrower or Mortgage Borrower with proceeds of any illegal activity.

4.1.33 Intentionally Omitted.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.1.35 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Principal shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under the Prescribed Laws (each such Person, an “Embargoed Person”) with the result that the Loan made by Lender is or would be in violation of law; (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower or Principal, as applicable, with the result that the Loan is or would be in violation of law; and (c) none of the funds of Borrower or Principal, as applicable, shall be derived from any unlawful activity with the result that the Loan is or would be in violation of law.

4.1.36 First Mezzanine Cash Management Account.

(a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the First Mezzanine Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the First Mezzanine Cash Management Account;

(b) The First Mezzanine Cash Management Account constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State of New York;

(c) The First Mezzanine Cash Management Account is not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.

4.1.37 Existing Condominium Documents. The Existing Condominium Documents are in full force and effect and neither Mortgage Borrower nor, to Borrower’s knowledge, any other party to the Existing Condominium Documents is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. The Existing Condominium Documents are in full compliance in all material respects with all Legal Requirements.

4.1.38 No Contractual Obligations. Other than the Loan Documents, the Mortgage Borrower Company Agreement, the special member agreements, and any Interest Rate Cap Agreement entered into by Borrower in connection with the Loan, as of the date of this Agreement, Borrower is not subject to any Contractual Obligations and has not entered into any agreement, instrument or undertaking by which it or its assets are bound, or has incurred any Indebtedness, and prior to the date of this Agreement neither Borrower nor any of its Affiliates has entered into any Contractual Obligation, or any agreement, instrument or undertaking by which it or its assets are bound or incurred any Indebtedness.

4.1.39 Affiliates.

(a) Effective as of the consummation of the transactions contemplated by this Agreement, the managing member of Borrower is Principal, which owns one hundred percent (100%) of the membership interests in Borrower. Borrower does not have any subsidiaries except as set forth in Schedule III.

(b) Borrower does not own any equity interests other than the related Pledged Interests.

4.1.40 Operating Company Status. Borrower qualifies as an “operating company,” as such term is defined in the regulation issued by the U.S. Department of Labor known as the “plan assets regulation,” 29 C.F.R. §2510.3-101 and, as long as the Loan is outstanding, Borrower will remain at all times an operating company, as so defined.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 5

BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Pledge Agreement (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. To the extent necessary to avoid a material adverse effect, Borrower shall do and shall cause Mortgage Borrower to do with reasonable promptness all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and to comply with all material Legal Requirements applicable to Borrower, Mortgage Borrower, the Property and the Collateral, including, without limitation, Prescribed Laws. There shall never be committed by Borrower or Mortgage Borrower, and Borrower shall cause Mortgage Borrower to use commercially reasonable efforts not to permit any other Person in occupancy of or involved with the operation or use of the Property or the Collateral to commit, any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times cause Mortgage Borrower to maintain, preserve and protect all franchises and trade names, preserve all the remainder of its property used in the conduct of its business, and shall keep or cause Mortgage Borrower to keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. Borrower, at its own expense, may contest (or cause Mortgage Borrower to contest) by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Mortgage Borrower, Borrower, the Property or the Collateral or any alleged violation of any Legal Requirement, provided that (a) no Event of Default or Mortgage Loan Event of Default has occurred and remains uncured; (b) such proceeding shall not result in a default under any material agreement to which Borrower or Mortgage Borrower is subject and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor the Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall, upon final determination thereof, promptly comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Mortgage Borrower, Borrower, the Collateral and the Property; and (f) Borrower shall furnish such security as may be required in the proceeding to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property or the Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrower shall pay or shall cause Mortgage Borrower to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property, or any part thereof as the same shall become due and payable; provided, however, Borrower’s obligation to cause Mortgage Borrower to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges no later than ten (10) days prior to the date the same shall become delinquent provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrower shall not suffer and shall not permit Mortgage Borrower and shall promptly cause Mortgage Borrower to promptly be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property and that is prohibited in accordance with Section 5.2.2 hereof, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest (or cause Mortgage Borrower to contest) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default or Mortgage Loan Default or Mortgage Loan Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower and Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Collateral, Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall or shall cause Mortgage Borrower to promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (f) Borrower shall, or shall cause Mortgage Borrower to furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, unless Mortgage Borrower has furnished security required by Mortgage Lender in accordance with the terms of Section 5.1.2 of the Mortgage Loan Agreement. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Mortgage Borrower or Principal which are reasonably likely to materially adversely affect Mortgage Borrower’s, Borrower’s or Principal’s condition (financial or otherwise) or business or the Property.

5.1.4 Access to Property. Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally), provided that such inspections do not materially interfere with the use and operation of the Property.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Mortgage Borrower’s or Principal’s condition, financial or otherwise, or of the occurrence of any Event of Default or Mortgage Loan Event of Default of which Borrower has actual knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower. Payment of the costs and expenses associated with any of the foregoing shall be in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions of Section 10.13 hereof.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property to the extent Lender is entitled to same under the terms of this Agreement or the Mortgage, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require, including, without limitation, the execution and delivery of all documents necessary to transfer any liquor licenses with respect to the Property; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Intentionally Omitted.

5.1.11 Financial Reporting.

(a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Mortgage Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at reasonable times during normal business hours upon reasonable prior notice (which may be verbal) to examine such books, records and accounts where same are ordinarily maintained, which shall be at the office of Borrower or any other Person maintaining such books, records and accounts or its managing agent, and to make such copies or extracts thereof as Lender may reasonably require. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any out-of-pocket costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish or cause to be furnished to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Park Central Owner LLC’s consolidated financial statements, which includes Borrower, audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and Mortgage Borrower and the Property and a balance sheet for Borrower and Mortgage Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year. Borrower’s and Mortgage Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) occupancy statistics for the Property and (iii) an Officer’s Certificate or an officer’s certificate delivered by Manager certifying that, to such Person’s knowledge, each annual financial statement presents fairly the financial condition and the results of operations of Borrower, Mortgage Borrower and the Property being reported upon and that such financial statements have been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP or such other accounting basis as Lender shall reasonably accept and as of the date thereof whether, to such Person’s knowledge, there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower or Guarantors, and if such Default or an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before twenty-five (25) days after the end of each calendar month during the first year of the term of the Loan and on or before forty-five (45) days after the end of each calendar quarter thereafter, the following items, accompanied (with respect to quarterly reports only) by an Officer’s Certificate or an officer’s certificate delivered by Manager stating that, to such Person’s knowledge, such items are true, correct, accurate in all material respects and complete in all material respects and fairly present the financial condition and results of the operations of Borrower, Mortgage Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject month (or quarter, as applicable); (ii) monthly (or quarterly, as applicable) and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month (or quarter, as applicable), noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the FF&E Reserve Funds), and, upon Lender’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such period, and containing a comparison of budgeted income and expenses and the actual income and expenses, all in form satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) full calendar month period as of the last day of such month or quarter, and (iv) a reasonably detailed explanation of any Emergency Expenses incurred during such calendar quarter. On or before twenty five (25) calendar days after the end of each calendar month during the first year of the term of the Loan and on or before forty-five (45) calendar days after the end of each calendar quarter thereafter (or as soon after such 45th day as such reports become available to Borrower) Borrower also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property.

(d) Each Fiscal Year, Borrower shall submit to Lender an Annual Budget not later than forty-five (45) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender, except that the Annual Budget for the current Fiscal Year shall be delivered on or prior to the Closing Date. At all times during the term of the Loan when Excess Cash Flow is required to be deposited with Lender or applied towards payment of the Debt pursuant to Section 9.3 of the Mortgage Loan Agreement, the Annual Budget so submitted to Lender shall be subject to Lender’s approval, which shall not be unreasonably withheld, conditioned or delayed (each such Annual Budget, an “Approved Annual Budget”). Notwithstanding anything to the contrary contained herein, Lender’s approval of any Annual Budget shall not be required if such Annual Budget submitted by Borrower provides for Net Cash Flow which would be sufficient to produce a Debt Service Coverage Ratio of 1.0:1.0 or better based on the then current Applicable Interest Rate and provides for expenses that are comparable to the expenses for the preceding year (with increases for fixed costs) and with such other changes as are reasonably consistent with income growth, marketing conditions and other variable items that fluctuate with occupancy levels. Lender shall use good faith efforts to respond within five (5) Business Days after Lender’s receipt of Borrower’s proposed Annual Budget. If Lender fails to respond to such request within five (5) Business Days, and Borrower sends a second request for approval of such Annual Budget containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 5 BUSINESS DAYS”, Lender’s approval shall be deemed given if no objection is made by Lender within five (5) Business Days after receipt thereof. In the event that Lender objects to a proposed Annual Budget submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within five (5) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within five (5) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves or is deemed to have approved the Annual Budget. Until such time that Lender approves or is deemed to have approved a proposed Annual Budget which requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utilities expenses, union labor and fixed increases under previously executed agreements; provided, further, that the Approved Annual Budget shall be adjusted to reflect increased variable expenses as a result of increased occupancy levels from the prior year.

(e) In the event that Mortgage Borrower or Borrower must incur an extraordinary Operating Expense or Capital Expenditure (other than an Emergency Expense) not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained herein, no approval from Lender shall be required if (i) a single Extraordinary Expense is equal to or less than five percent (5%) of the amount set forth in the Approved Annual Budget for such expense, or (ii) if no sum was budgeted for such expense in the Approved Annual Budget, the Extraordinary Expense is less than or equal to five percent (5%) of the Approved Annual Budget, provided that all Extraordinary Expenses in any Fiscal Year do not exceed five percent (5%) of the Approved Annual Budget or (iii) an emergency exists which requires the immediate expenditure of the Extraordinary Expense to preserve the value of the Property or to protect the health and safety of Persons located on the Property or adjacent to the Property or (iv) such expense is an expense required to be made to cause the Property to comply with the terms of this Agreement or the other Loan Documents.

(f) Any reports, statements or other information required to be delivered under this Agreement shall be delivered in paper form. Borrower agrees that Lender may disclose information regarding the Property, the Collateral, Mortgage Borrower and Borrower in accordance with Section 9.1 that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower will cause Mortgage Borrower to continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall cause Mortgage Borrower to qualify to do business and will remain in good standing under the laws of New York as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall cause Mortgage Borrower to keep and maintain all licenses necessary for the operation of the Property for hotel and retail purposes, except to the extent that the failure to do so would have a material adverse effect on Borrower, Mortgage Borrower, the Collateral or the Property.

5.1.13 Title to the Property. Borrower will cause Mortgage Borrower to warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances), and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower will warrant and defend (a) the title to the Collateral and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Pledge Agreement, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property or the Collateral, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that the Pledge Agreement is foreclosed in whole or in part or that the Pledge Agreement is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any lien prior to or subsequent to the Pledge Agreement in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, on behalf of itself and its successors and assigns, agrees that it/they shall be chargeable with and shall pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement.

(a) Lender and Borrower each shall, within thirty (30) days of written request from a third party, furnish such third party with a statement, duly acknowledged and certified, setting forth (i) the Outstanding Principal Balance, (ii) the Applicable Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the performance of the Obligations, if any, and (v) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b) At Lender’s request (which may be made no more than one (1) time in any calendar year), Borrower shall request tenant estoppel certificates from each commercial tenant leasing space at the Property in the form required by such tenant’s lease or, at Borrower’s election, in the form previously accepted by Lender.

(c) Borrower shall request, upon five (5) Business Days’ notice from Lender, estoppel certificates from each party under the Mortgage Loan Documents; provided, that such certificates may be in the form required under the Mortgage Loan Documents.

(d) Borrower shall use all commercially reasonable efforts to deliver to Lender, within ten (10) days after any request by Lender, estoppel certificates from the Existing Condominium Board and/or the association formed pursuant to any Amended Condominium Documents; provided that such certificates may be in the form required under Existing Condominium Documents or any Amended Condominium Documents, as the case may be, and provided, further, that Borrower shall not be required to deliver such certificates more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, subject to all applicable notice, grace and cure periods therein.

5.1.18 Confirmation of Good Standing. Borrower shall deliver, in connection with any Securitization, certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Principal as of the date of the Securitization.

5.1.19 No Joint Assessment. Borrower shall not cause or permit Mortgage Borrower to suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.20 Leasing Matters.

(a) Any Leases with respect to the Property executed after the Closing Date for more than 2,500 square feet shall be submitted to Lender for approval, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower shall furnish Lender with executed copies of all Leases. Any Leases for which Lender’s approval is not required in accordance with the preceding sentences of this Section 5.1.20(a) and all renewals of Leases (except for renewals of Leases pursuant to renewal rights in existence as of the Closing Date) shall provide for rental rates comparable to existing market rates for comparable space in comparable buildings in New York City. Any Leases for which Lender’s approval is not required in accordance with the preceding sentences of this Section 5.1.20(a) shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All proposed Leases executed after the Closing Date shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Mortgage Lender or any purchaser at a sale by foreclosure or power of sale. Borrower shall or shall cause Mortgage Borrower to (i) use commercially reasonable efforts to observe and perform, or cause to be performed, the obligations imposed upon the lessor under the Leases; (ii) use commercially reasonable efforts to enforce and may, in a commercially reasonable manner and in a manner not to impair the value of the Property involved, amend the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed, or terminate or accept a surrender of such Lease, except that no termination or acceptance of surrender of any Leases shall be permitted unless by reason of a tenant default and except as expressly provided in the Leases; provided, however, that no such acceptance of surrender of any Lease covering more than 2,500 square feet will be permitted without the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed provided a new Lease for the applicable portion of the Property is entered into contemporaneously with such cancellation on substantially the same (or more favorable) terms as the cancelled lease with a tenant of substantially similar quality; (iii) shall not cause or permit Mortgage Borrower to collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not cause or permit Mortgage Borrower to execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Mortgage Loan Documents); (v) shall not cause or permit Mortgage Borrower to alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Mortgage Loan Documents; and (vi) shall execute and deliver and shall cause Mortgage Borrower to execute and deliver at the request of Lender or Mortgage Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender or

Mortgage Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not cause or permit Mortgage Borrower to enter into a lease of all or substantially all of the Property without Lender’s prior consent.

(b) Notwithstanding anything to the contrary contained in this Section 5.1.20:

(i) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 5.1.20, Borrower shall have the right to submit a term sheet of such transaction to Lender for Lender’s approval, such approval not to be unreasonably withheld, conditioned or delayed. Any such term sheet submitted to Lender shall set forth all material terms of the proposed transaction, including identity of tenant, square footage, term, rent, rent credits, abatements, work allowances and tenant improvements to be constructed by Borrower. Lender shall use good faith efforts to respond within five (5) Business Days after Lender’s receipt of Borrower’s written request for approval or consent of such term sheet. If Lender fails to respond to such request within five (5) Business Days, and Borrower sends a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 5 BUSINESS DAYS”, Lender shall be deemed to have approved or consented to such term sheet if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period;

(ii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 5.1.20 for any matter with respect to which Lender has not previously approved a term sheet pursuant to Section 5.1.20(b)(i) above, Lender shall use good faith efforts to respond within five (5) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent. If Lender fails to respond to such request within five (5) Business Days, and Borrower sends a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 5 BUSINESS DAYS”, Lender shall be deemed to have approved or consented to such matter if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period;

(iii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 5.1.20 for any matter that Lender has previously approved or is deemed to have approved a term sheet pursuant to Section 5.1.20(b)(i) above, Lender shall use good faith efforts to respond within five (5) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent. If Lender fails to respond to such request within five (5) Business Days, and Borrower sends a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 5 BUSINESS DAYS”, Lender shall be deemed to have approved or consented to such matter if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period, provided that there have been no material deviations from the term sheet and that the aggregate economics of the transaction are no less favorable to Borrower than as set forth in the term sheet; and

(iv) in the event that Lender shall have approved (or be deemed to have approved) a term sheet submitted by Borrower with respect to a certain Lease, Lender shall not withhold its approval or consent with respect to such Lease on the basis of any provisions of such Lease dealing with the items contained in the approved term sheet.

(c) If Borrower shall fail to cause Mortgage Borrower to enter into the Guitar Center Space Lease for all or any portion of the Guitar Center Space Lease Premises, Borrower may cause Mortgage Borrower to enter into a Lease (a “Guitar Center Space Substitute Lease”) with substitute tenant(s) of similar credit quality to the Guitar Center Space Tenant, in each case as are reasonably acceptable to Lender (a “Guitar Center Space Substitute Tenant”), provided that such Guitar Center Space Substitute Lease (a) otherwise complies with the requirements of Section 5.1.20(a) above, (b) is non-terminable for a term not less than ten (10) years, and (c) does not provide for tenant improvement and leasing commission expenses in excess of those provided in the Guitar Center Space Lease being replaced. All terms, conditions and expenses of a potential Guitar Center Space Substitute Lease shall be submitted to Lender for approval in accordance with the Mortgage Loan Documents.

5.1.21 Alterations.

(a) Borrower shall obtain Lender’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that (x) will not have a material adverse effect on Borrower’s or Mortgage Borrower’s financial condition, the value of the Property or the Net Cash Flow, (y) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any Building constituting any Improvements, and (z) (1) have an aggregate cost not exceeding Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000), (2) are being performed in connection with tenant improvement work performed pursuant to the terms of any Lease entered into in accordance with the terms hereof, (3) are being performed in connection with a Restoration in accordance with the terms and provisions of the Mortgage Loan Agreement, or (4) are being performed in connection with a PIP approved by Lender in accordance with the terms and provisions of this Agreement. In any event, if the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by tenants under the Leases and other than in connection with a PIP approved by Lender in accordance with the terms and provisions of this Agreement) shall at any time exceed Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000) (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (iv) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution (A) having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender, and (B) that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization; provided, however, that (i) in the event Mortgage Borrower is required to and does deliver such security to Mortgage Lender under the Mortgage Loan, and (ii) upon request, Lender receives evidence reasonably acceptable to it of the delivery of such security by Mortgage Lender, then Borrower shall not be required to deliver such security to Lender.. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and Lender shall (or with respect to a letter of credit or performance bond, may) apply such security from time to time to pay for such alterations in accordance with the procedures and requirements set forth in Section 7.3.2 relating to the disbursement of funds from the FF&E Reserve Account. Borrower shall complete any alterations in a good and workmanlike manner.

(b) For alterations to the Improvements done in connection with a PIP approved by Lender in accordance with the terms of this Agreement (the “PIP Alterations”), prior to commencing any such alterations, Guarantor shall guaranty in writing to Lender (irrespective of any other guaranty given to any other third party) that, at Guarantor’s option, either (x) any portion of such PIP Alterations which are commenced by Mortgage Borrower shall be completed, or (y) Mortgage Borrower shall perform such alterations as are reasonably necessary to restore the Property to be fully operational and in a condition at least equal to the condition of the Property, and with amenities at least equal to the amenities, which existed prior to commencement of the PIP Alterations, which PIP Alterations or alterations, as applicable, pursuant to clause (x) or clause (y) of this Section 5.1.21(b) shall be completed in a good, workmanlike and lien free manner. Such Guaranty shall be in form and substance reasonably satisfactory to Lender.

5.1.22 Operation of Property.

(a) Borrower shall cause Mortgage Borrower to operate the Property, in all material respects, in accordance with the Management Agreement or Replacement Management Agreement, as applicable; provided, however, that Borrower shall not be deemed to be in default hereunder if Manager, and not Mortgage Borrower, is in default under the terms of the Management or Replacement Management Agreement and Borrower is otherwise complying with the provisions of this Section 5.1.22. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly, after obtaining Lender’s consent, cause Mortgage Borrower to enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable. Any breach of the covenants contained in this Section 5.1.22 with respect to the Management Agreement shall not result in an Event of Default as long as Borrower is actively seeking Lender’s consent to cause Mortgage Borrower to enter into a Replacement Management Agreement with Manager or another Qualified Manager or, in the case of a termination, the Manager is replaced within thirty (30) days by a Qualified Manager pursuant to Section 9.5.

(b) Borrower shall: (i) cause Mortgage Borrower to use commercially reasonable efforts to perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) cause Mortgage Borrower to promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) cause Mortgage Borrower to use commercially reasonable efforts to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23 Matters Concerning Condominiums.

(a) None of Borrower, Mortgage Borrower or any of their respective designees on the Existing Condominium Board and/or of any condominium association established under any Amended Condominium Documents shall consent to any amendment, modification or supplement to, or termination of, any of the Existing Condominium Documents or any Amended Condominium Documents without the prior written consent of Lender;

(b) Borrower shall or shall cause Mortgage Borrower to timely pay all Assessments levied against the portion of the Property then owned by Borrower pursuant to the Existing Condominium Documents or any Amended Condominium Documents as the same shall become due and payable, and Borrower hereby covenants that, for so long as any of the Obligations are outstanding, Borrower shall not cause or permit the Mortgage Borrower to exercise any right to, or otherwise elect to, provide a guaranty to any condominium association covering, or indemnify any such condominium association for, any expenses incurred by such association in lieu of paying any Assessments that would otherwise be due and payable by Borrower;

(c) Borrower shall cause Mortgage Borrower to comply in all respects with all of the terms, covenants and conditions on Borrower’s part to be complied with pursuant to the Existing Condominium Documents and any Amended Condominium Documents and any rules and regulations that may be adopted pursuant thereto, as the same shall be in force and effect from time to time;

(d) Borrower shall cause Mortgage Borrower to take all actions as may be necessary from time to time to preserve and maintain the Property in accordance with all Legal Requirements;

(e) Borrower shall not, without the prior written consent of Lender, cause or permit Mortgage Borrower to take (and hereby assigns to Lender any right it may have to take) any action to terminate any condominium property regime of all or any portion of the Property, withdraw all or any portion of the Property from the Condominium Act pertaining thereto, or cause a partition of any portion of the Property;

(f) Borrower agrees that it shall be an Event of Default if (A) any provision of the Existing Condominium Documents or any Amended Condominium Documents or any section, sentence, clause, phrase or word or the application thereof in any circumstance is held invalid and such invalidity is reasonably likely to materially and adversely affect the Lien of the Pledge Agreement or Lender’s rights under this Agreement or any other Loan Documents, or (B) except in conformance with Subsection (e) above, the Existing Condominium or any Amended Condominium shall become subject to any action for partition by any condominium unit owner and said action has been commenced and not dismissed within thirty (30) days after commencement thereof, or (C) except in conformity with Subsection (e) above, the Existing Condominium or any Amended Condominium is withdrawn from the condominium regime established under the Condominium Act;

(g) Borrower shall not, without the prior written consent of Lender, cause or permit Mortgage Borrower to exercise any right it may have to vote for (i) the expenditure of Insurance Proceeds or Condemnation Proceeds for the Restoration of all or any portion of the Property, (ii) any additions or improvements to the common elements of the Existing Condominium or any Amended Condominium, except to the extent such additions or improvements are required by Legal Requirements, or (iii) any borrowing on behalf of any condominium association established under the Existing Condominium Documents or any Amended Condominium Documents;

(h) Borrower will cause the Mortgage Borrower to cause the association of the Existing Condominium or any Amended Condominium to maintain insurance on the common elements of the Existing Condominium or any Amended Condominium in accordance with the Existing Condominium Documents and any Amended Condominium Documents; and

(i) Borrower shall not, without the prior written consent of Lender, convey or cause or permit Mortgage Borrower to convey any portion of the Property to any condominium association.

5.1.24 Franchise Provisions.

(a) Borrower shall obtain the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed by Lender, before causing or permitting Mortgage Borrower to enter into any franchise agreement (a “Franchise Agreement”) with any Qualified Franchisor, providing for the operation of the Property. Any Franchise Agreement must include, among other things, rights in the Franchisor’s reservation system and a term of not less than the remaining term of the Loan. Borrower shall deliver or cause to be delivered to Lender any such Franchise Agreement and the related Comfort Letter (as defined herein) for Lender’s review and approval, which approval shall not be unreasonably withheld or delayed.

(b) If Borrower shall cause or permit Mortgage Borrower to enter into any Franchise Agreement, Lender shall receive within thirty (30) days following the execution of such Franchise Agreement a comfort letter (a “Comfort Letter”) from the franchisor identified in such Franchise Agreement (the “Franchisor”), in such Franchisor’s customary form, which form may include some or all of the following agreements or provisions: (i) that Lender shall have the right, but not the obligation, to cure any defaults under such Franchise Agreement; (ii) to give Lender written notice of, and a reasonable time to cure, any default of Mortgage Borrower under such Franchise Agreement; (iii) not to assert against Lender any defaults which by their nature are personal to Mortgage Borrower and are not curable by Lender; (iv) to allow Lender to change managers of the Property; (v) that, if Lender or its affiliate shall acquire title to the Property or the Collateral, Lender or its affiliate shall have an option to succeed to the interest of Mortgage Borrower under such Franchise Agreement (or to be granted a new franchise agreement on the same terms as such Franchise Agreement) without payment of any fees to Franchisor; (vi) that the Franchise Agreement will remain in effect during any foreclosure proceedings by Lender provided Lender cures all monetary defaults under such Franchise Agreement; (vii) not to modify, cancel, surrender or otherwise terminate the Franchise Agreement during the term of the Loan without the consent of Lender; and (viii) that if Lender or its affiliate succeeds to Mortgage Borrower’s interest under the Franchise Agreement, Lender may assign its rights therein to any entity which acquires the Property or the Collateral from Lender or its affiliate (subject to Franchisor’s reasonable approval).

(c) if Borrower shall cause Mortgage Borrower to enter into a Franchise Agreement, Borrower shall:

(i) cause Mortgage Borrower to perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Franchise Agreement and the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder in a commercially reasonable manner;

(ii) promptly notify Lender of any default under the Franchise Agreement of which Borrower or Mortgage Borrower is aware;

(iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by Borrower to Mortgage Borrower under the Franchise Agreement; and

(iv) use its commercially reasonable judgment in determining whether and when to cause Mortgage Borrower to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Franchisor.

(d) If Borrower shall cause Mortgage Borrower to enter into a Franchise Agreement, Borrower shall not, without Lender’s prior written consent:

(i) cause or permit Mortgage Borrower to surrender, terminate or cancel such Franchise Agreement;

(ii) cause or permit Mortgage Borrower to reduce or consent to the reduction of the term of such Franchise Agreement;

(iii) cause or permit Mortgage Borrower to increase or consent to the increase of the amount of any charges under such Franchise Agreement; or

(iv) cause or permit Mortgage Borrower to otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, such Franchise Agreement in any material respect.

5.1.25 Mortgage Loan Reserve Funds. Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Loan Reserve Funds as more particularly set forth in Article VII of the Mortgage Loan Agreement and to perform and comply with all the terms and provisions relating thereto. Borrower grants to Lender a security interest in Borrower’s interest in each of the Mortgage Loan Reserve Funds, if any, subject to the prior rights of Mortgage Lender, and any and all monies now or hereafter deposited in each Mortgage Loan Reserve Fund as additional security for payment of the Debt to the extent Borrower has an interest in same. Subject to the qualifications regarding Borrower’s interest in the Mortgage Loan Reserve Funds, if any, until expended or applied in accordance with the Mortgage Loan Documents or the Loan Documents, Borrower’s interest in the Mortgage Loan Reserve Funds shall constitute additional security for the Debt and upon the occurrence of an Event of Default, Lender may, in addition to any and all other remedies available to Lender, apply any sums then present in any or all of the Mortgage Loan Reserve Funds to the payment of the Debt in any order in its sole discretion.

5.1.26 Notices. Borrower shall give notice, or cause notice to be given to Lender promptly upon the occurrence and during the continuance of an Event of Default and upon any and all the following:

(a) any Mortgage Loan Event of Default;

(b) any default or event of default under any Contractual Obligation of Borrower, or that could reasonably be expected to have a material adverse effect on Borrower, the ability of Borrower to perform under the Loan Documents or the rights and remedies of Lender under the Loan Documents;

(c) any litigation or proceeding affecting Borrower, or, to the knowledge of Borrower, affecting any of Mortgage Borrower or Principal;

(d) a change in the business, operations, property or financial or other condition or prospects of Borrower or, to the knowledge of Borrower or Mortgage Borrower, which could reasonably be expected to have a material adverse effect on Borrower, the ability of Borrower to perform under the Loan Documents or the rights and remedies of Lender under the Loan Documents.

5.1.27 Special Distributions. On each date on which amounts are required to be disbursed to the First Mezzanine Cash Management Account pursuant to the terms of the Mortgage Cash Management Agreement or are required to be paid to Lender under any of the Loan Documents, Borrower shall exercise its rights under Mortgage Borrower Company Agreement to cause Mortgage Borrower to make to Borrower a distribution in an aggregate amount such that Lender shall receive the amount required to be disbursed to the First Mezzanine Cash Management Account or otherwise paid to Lender on such date.

5.1.28 Curing. Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Mortgage Borrower Company Agreement (a) to cure any monetary Mortgage Loan Default or any Mortgage Loan Event of Default and (b) to satisfy any Liens, claims or judgments against the Property (except for Liens permitted by the Mortgage Loan Documents), in the case of either (a) or (b), unless Borrower or Mortgage Borrower shall be diligently pursuing remedies to cure to Lender’s sole satisfaction. Borrower shall reimburse Lender on demand for any and all costs incurred by Lender in connection with curing any such Mortgage Loan Default or Mortgage Loan Event of Default or satisfying any Liens, claims or judgments against the Property.

Section 5.2 Negative Covenants. From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Pledge Agreement in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not, without Lender’s prior written consent, do, directly or indirectly, any of the following:

5.2.1 Operation of Property. Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed): cause or permit Mortgage Borrower to: (i) subject to Section 9.5 hereof, surrender, terminate or cancel the Management Agreement; provided, that Borrower may, or may cause Mortgage Borrower to, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement other than as a result of a termination permitted hereunder or consented to by Lender; (iii) increase or consent to the increase of the amount of any charges or fees under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

5.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Collateral, except (a) Permitted Encumbrances; and (b) Liens created by or pursuant to the Loan Documents. Borrower shall not permit or cause Mortgage Borrower to create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except:

(i) Permitted Encumbrances;

(ii) Liens created by or permitted pursuant to the Loan Documents; and

(iii) Liens for Taxes or Other Charges not yet due.

5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation, consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction where such qualification is required for Borrower to own its assets or conduct its business, or (e) cause Mortgage Borrower to (i) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which Mortgage Borrower would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of formation or operating agreement of Mortgage Borrower, in each case, without obtaining the prior consent of Lender, other than in connection with any Transfer permitted pursuant to Section 5.2.10 hereof.

5.2.4 Intentionally Omitted.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than in connection with termination of Leases in accordance herewith or with Transfers permitted hereunder) owed to Borrower by any Person, except in the ordinary course of Borrower’s business. In addition, Borrower shall not permit or cause Mortgage Borrower to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s business.

5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance, or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior consent of Lender.

5.2.7 Intentionally Omitted.

5.2.8 Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender at least thirty (30) days prior notice. Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

5.2.9 ERISA. Borrower shall not engage in any transaction which would cause any obligation hereunder or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

5.2.10 Transfers.

(a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members and (if Borrower is a trust)

beneficial owners, as applicable, in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b) Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property, the Collateral or any part thereof or any legal or beneficial interest therein, or (ii) permit a Sale or Pledge of an interest in the Property, the Collateral or in any Restricted Party (separately and collectively, a “Transfer”), other than (x) pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 hereof, (y) the disposition of Equipment and other Personal Property pursuant to the replacement thereof or otherwise in the ordinary course of the operation of the Property and (z) the approved sale of Units in accordance with the terms and provisions of Section 2.8 hereof. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, Transfers of interests in the Whitehall Guarantor or in any Person having any direct or indirect legal or beneficial interest in the Whitehall Guarantor shall not be prohibited or restricted in any manner whatsoever, including by sale, merger, consolidation or otherwise.

(c) Subject to the last sentence of Section 5.2.10(b), a Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or the Collateral, or any part thereof, for a price to be paid in installments; (ii) an agreement by Borrower leasing all or substantially all of the Property for other than actual occupancy by a space tenant thereunder, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests. Notwithstanding anything to the contrary contained in this Section 5.2.10(c), Whitehall

Guarantor and/or its Affiliates may purchase the membership interests of Park Central Realty Associates LLC in W2001 Park Central Hotel Realty, L.L.C. without violating the provisions of this Section 5.2.10(c) and without Lender’s consent.

(d) Notwithstanding the provisions of this Section 5.2.10, the following transfers shall not be deemed to be a Transfer: (i) the sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party; provided, however, no such sales or transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such sale or transfer, Lender shall receive not less than thirty (30) days prior notice of such proposed sale or transfer, and (ii) the sale or transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such sales or transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such sale or transfer, Lender shall receive not less than thirty (30) days prior notice of such proposed sale or transfer. In addition, at all times, the Whitehall Guarantor must continue to control Borrower and own, directly or indirectly, at least a fifty-one percent (51%) interest in Borrower.

(e) Lender shall not withhold its consent to a transfer of the Property to a Permitted Transferee (including, without limitation, an Affiliate of Borrower that is a Permitted Transferee) provided that (i) no Event of Default or Mortgage Loan Event of Default shall have occurred and remain uncured; (ii) the Permitted Transferee shall have executed and delivered to Lender a modification of the terms of the Mortgage Loan Agreement, the Mortgage Note, the Mortgage or the other Mortgage Loan Documents in form and substance acceptable to Lender; (iii) the Permitted Transferee shall have executed and delivered to Mortgage Lender an assumption of the Mortgage Loan Agreement, the Mortgage Note, the Mortgage and the other Mortgage Loan Documents as so modified by the Permitted Transferee in form and substance acceptable to Lender, evidencing such Permitted Transferee’s agreement to abide and be bound by the terms of the Mortgage Note, the Mortgage Loan Agreement and the other Mortgage Loan Documents, subject to the provisions of Section 10.4 hereof; (iv) the principals of the Permitted Transferee shall have executed and delivered to Lender a modification of the terms of this Agreement, the Note, the Pledge Agreement or the other Loan Documents in form and substance acceptable to Lender; (v) the principals of the Permitted Transferee shall have executed and delivered to Lender an assumption of this Agreement, the Note, the Pledge Agreement and the other Loan Documents in form and substance acceptable to Lender, evidencing such Person’s agreement to abide and be bound by the terms of the Note, this Agreement, the Pledge and the other Loan Documents, subject to the provision of Section 10.4 hereof; (vi) Lender shall have received payment of all of fees and expenses incurred in connection with such transfer including, without limitation, all of Lender’s out-of-pocket expenses in connection with the approval of such transfer, the cost of any third party reports, legal fees and expenses, Rating Agency fees and expenses or required legal opinions; (vii) Lender shall have received payment of a non-refundable $5,000 application fee and, in the event the Permitted Transferee is not an Affiliate of Borrower, Mortgage Lender shall have received payment of an assumption fee equal to one half of one percent (0.5%) of the Aggregate Outstanding Principal Balance; (viii) the Permitted Transferee shall have delivered to Lender a nonconsolidation opinion reflecting the proposed transfer satisfactory in form and substance to Lender; (ix) Lender shall have received satisfactory evidence of the principals of Permitted Transferee’s continued compliance with the representations and covenants set forth in Section 4.1.30 and Section 5.2.9 hereof; (x) Lender shall have received satisfactory evidence that the single purpose nature and bankruptcy remoteness of Borrower, its shareholders, partners or members, as the case may be, following such transfers are in accordance with the then current standards of Lender and the Rating Agencies; (xi) prior to any release of any Guarantor, a substitute guarantor reasonably acceptable to Lender shall have assumed the Guaranty executed by such Guarantor or executed a replacement guaranty reasonably satisfactory to Lender; (xii) if required by Lender, confirmation in writing from the Rating Agencies to the effect that such transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization; and (xiii) such other conditions as Lender shall determine in its reasonable discretion to be in the interest of Lender with respect to the Loan and the Collateral.

(f) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Obligations immediately due and payable upon a Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer of the Property.

5.2.11 Distributions to Affiliates. Limitations on Distributions. Following the occurrence and during the continuance of an Event of Default, Borrower shall not make any distributions to its members.

5.2.12 Other Limitations. Prior to the payment and performance in full of the Obligations, neither Borrower nor any of its Affiliates shall, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval to any of the following actions or items:

(a) creating, incurring, assuming or suffering to exist any additional Liens on any portion of the Property except for Permitted Encumbrances.

(b) any modification, amendment, consolidation, spread, restatement, waiver or termination of any of the Mortgage Loan Documents;

(c) approve the terms of any Annual Budget for which Lender’s consent is required in accordance with Section 5.1.11(d) hereof or Mortgage Lender’s consent is required in accordance with Section 5.1.11(d) of the Mortgage Loan Agreement;

(d) the distribution to the partners, members or shareholders of Mortgage Borrower of property other than cash;

(e) except as set forth in an Approved Annual Budget or as permitted under the Mortgage Loan Documents, any (i) improvement, renovation or refurbishment of all or any part of the Property to a materially higher standard or level than that of comparable properties in the same market segment and in the same geographical area as the Property, (ii) removal, demolition or material alteration of the improvements or equipment on the Property unless the same is permitted under the Mortgage Loan Agreement, or (iii) material increase in the square footage or gross leasable area of the improvements on the Property if a material portion of any of the expenses in connection therewith are paid or incurred by Mortgage Borrower;

(f) any material change in the method of conduct of the business of Borrower, Principal or Mortgage Borrower (including the entering into of an operating lease with respect to any hotel), such consent to be given in the sole discretion of Lender;

(g) the settlement of any claim against Borrower, other than a fully insured third party claim, such consent to be given in the sole discretion of Lender; or

(h) except as required or permitted by the Mortgage Loan Documents, any determination to restore the Property after a Casualty or Condemnation.

5.2.13 Contractual Obligations. Other than (i) the Loan Documents, (ii) the Mortgage Borrower Company Agreement (and the initial 100% interests in Borrower issued pursuant thereto), (iii) the special member agreements, (iv) any Interest Rate Cap Agreement entered into by Borrower in connection with the Loan, and (v) engagement letters with accountants and attorneys executed in the ordinary course of business, neither Borrower nor any of its assets shall be subject to any Contractual Obligations, and Borrower shall not enter into any agreement, instrument or undertaking by which it or its assets are bound, except for such liabilities, not material in the aggregate, that are incidental to its activities as a limited partner or regular member, as applicable, of Mortgage Borrower.

5.2.14 Refinancing. Borrower shall not consent to or permit a refinancing of the Mortgage Loan unless it obtains the prior written consent of Lender; provided, however, that Lender’s consent shall not be required with respect to a refinancing of the Mortgage Loan the proceeds of which are sufficient to repay the Loan in full (including the Prepayment Premium and Spread Maintenance Premium, if applicable).

ARTICLE 6

INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance. Borrower shall obtain and maintain, or cause to be maintained, the following insurance providing at least the following coverages:

6.1.1 Existing Condominium Board’s Insurance Requirements. Borrower shall cause Mortgage Borrower to cause the Existing Condominium Board and/or any successor thereto to obtain and maintain at least the following coverages without regard to any limitation or qualification on the Existing Condominium Board or such successor’s obligation to obtain and maintain the same:

(i) comprehensive all risk insurance on the Building and the personal property located therein, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Building waiving all co-insurance provisions; (C) providing for no deductible in excess of the lesser of (1) five percent (5%) of the “Full Replacement Cost” (as such term is defined in clause (A) above, (2) five percent (5%) of the Net Cash Flow for the calendar year in which such insurance is obtained, or (3) Twenty Five Thousand and No/100 Dollars ($25,000.00) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Building or the use thereof shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall cause the Existing Condominium Board or any successor thereto to obtain: (x) if any portion of the Building is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the “Full Replacement Cost” or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall reasonably require; (y) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Building is located in an area with a high degree of seismic activity and (z) coastal windstorm insurance in amounts and in form and substance satisfactory to Lender in the event the Building is located in any coastal region, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Building, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence with no deductible or self-insured retention (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgage to the extent the same is available;

(iii) rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) covering a period of restoration of up to eighteen (18) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Building and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Building is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross

Income from Operations for a period of twelve (12) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Income from Operations for the succeeding twelve (12) month period. Notwithstanding anything to the contrary in Section 2.6 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Building, and only if the Building coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Building, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) if the Building includes commercial property, worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement;

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence;

(viii) intentionally omitted;

(ix) if the Building is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Building along with any reduced value and the increased cost of construction in amounts as requested by Lender;

(x) the commercial property, liability and business income insurance required under Sections 6.1.1(i), (ii) and (iii) above shall cover perils of terrorism and acts of terrorism (whether caused by a foreign or domestic source) and Borrower shall cause the Existing Condominium Board to maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism (whether caused by a foreign or domestic source) on terms (including amounts) consistent with those required under Sections 6.1.1(i), (ii) and (iii) above at all times during the term of the Loan; provided, however, that notwithstanding the foregoing, the Existing Condominium Board shall only be required to provide coverage in an amount not to exceed $100,000,000 in respect of non-certified acts of terrorism; and

(xi) upon not less than sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Building located in or around the region in which the Building is located.

6.1.2 Borrower’s Insurance Requirements. Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower, Mortgage Borrower and the Property providing for at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the Aggregate Outstanding Principal Balance; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of the lesser of (1) five percent (5%) of the “Full Replacement Cost” (as such term is defined in clause (A) above, (2) five percent (5%) of the Net Cash Flow for the calendar year in which such insurance is obtained, or (3) Twenty Five Thousand and No/100 Dollars ($25,000.00) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the Aggregate Outstanding Principal Balance or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall reasonably require; (y) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity and (z) coastal windstorm insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in any coastal region, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000) in the aggregate and One Million and No/100 Dollars ($1,000,000) per occurrence with no deductible or self-insured retention (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgage to the extent the same is available;

(iii) rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) covering a period of restoration of up to eighteen (18) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Income from Operations for a period of eighteen (18) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Income from Operations for the succeeding eighteen (18) month period. Notwithstanding anything to the contrary in Section 2.6 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) if the Property includes commercial property, worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement;

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence;

(viii) intentionally omitted;

(ix) if the Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Property along with any reduced value and the increased cost of construction in amounts as requested by Lender;

(x) the commercial property, liability and business income insurance required under Sections 6.1.2(i), (ii) and (iii) above shall cover perils of terrorism and acts of terrorism (whether caused by a foreign or domestic source) and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism (whether caused by a foreign or domestic source) on terms (including amounts) consistent with those required under Sections 6.1.2(i), (ii) and (iii) above at all times during the term of the Loan; provided, however, that notwithstanding the foregoing Borrower shall only be required to provide coverage in an amount not to exceed $100,000,000 in respect of non-certified acts of terrorism; and

(xi) upon not less than sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 6.1 shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by a syndicate of not less than five (5) financially sound and responsible insurance companies authorized to do business in the State, of which either (i) one hundred percent (100%) shall have a claims paying ability rating of “A” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which must be S&P if S&P is rating the Securities, and one of which must be Moody’s if Moody’s is rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency, or (ii) sixty percent (60%) shall have a claims paying ability rating of

“A” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which must be S&P if S&P is rating the Securities, and one of which must be Moody’s if Moody’s is rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency, and the remaining forty percent (40%) of which shall have a claims paying ability rating of “BBB-” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which must be S&P if S&P is rating the Securities, and one of which must be Moody’s if Moody’s is rating the Securities), or (iii) the claims paying ability rating by at least two (2) of the Rating Agencies rating the Securities (one of which must be S&P if S&P is rating the Securities, and one of which must be Moody’s if Moody’s is rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency, shall be equivalent to or better than the claims paying ability rating of such insurance companies on the Closing Date. The Policies described in Section 6.1.2 (other than those strictly limited to liability protection) shall designate Lender as mortgagee and loss payee. Not less than six (6) months prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1.2.

(d) All Policies provided for or contemplated by Section 6.1.2(ii) and (vii) shall name Mortgage Borrower as the insured and Mortgage Lender (and its affiliates), Lender (and its affiliates) and Borrower, as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Mortgage Lender and Lender providing that the loss thereunder shall be payable to Mortgage Lender and Lender, as applicable.

(e) All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Mortgage Borrower or Borrower or anyone acting for any of the foregoing, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall (a) give prompt notice of such damage to Lender, and (b) shall cause Mortgage Borrower, at Mortgage Borrower’s option, either (x) promptly commence and diligently prosecute the completion of the Restoration (or use commercially reasonable efforts to cause the Condominium acting through the Condominium Board, to do so) so that the Property resembles, as nearly as possible, the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 of the Mortgage Loan Agreement, or (b) prepay the Mortgage Loan in whole (even if such prepayment occurs prior to the Lockout Release Date), in which case no Prepayment Premium (as defined in the Mortgage Loan Agreement) shall be due; provided, however, that in the event Mortgage Borrower elects to prepay the Mortgage Loan in whole as provided in the foregoing clause (b) of this Section 6.2, then Borrower shall prepay the Loan in whole in which case no Prepayment Premium shall be due. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than Eight Million Two Hundred Fifty Thousand and No/100 Dollars ($8,250,000) and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding in respect of Condemnation of the Property and shall cause Mortgage Borrower to deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to perform the Obligations at the time and in the manner provided in this Agreement and the other Loan Documents and the Outstanding Principal Balance shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Obligations. Lender shall not be limited to the interest paid on the Award by the applicable Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a Governmental Authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute Restoration and otherwise comply with the provisions of Section 6.4 of the Mortgage Loan Agreement. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4 Restoration. Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 6.4 of the Mortgage Loan Agreement in connection with the Restoration of the Property after a Casualty or Condemnation. Upon repayment in full of the Mortgage Loan, the provisions of Section 6.4 of the Mortgage Loan Agreement shall be incorporated into this Agreement in their entirety.

ARTICLE 7

RESERVE FUNDS

Section 7.1 Required Repair Funds.

7.1.1 Deposits. Borrower shall perform, or shall cause Mortgage Borrower to perform, the repairs at the Property as more particularly set forth on Schedule II attached hereto (such repairs hereinafter collectively referred to as “Required Repairs”). Borrower shall complete, or shall cause Mortgage Borrower to complete, the Required Repairs on or before the required deadline for each repair as set forth on Schedule II hereto. Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs or toward reduction of the Outstanding Principal Balance in such order, proportion and priority as Lender may determine in its sole discretion until the Debt is paid in full, with any amounts remaining being disbursed to Borrower. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the amount set forth on such Schedule II hereto to perform the Required Repairs multiplied by one hundred ten percent (110%). Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.8 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account.”

7.1.2 Release of Required Repair Funds. (a) Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions with respect to each disbursement: (i) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, which request specifies the Required Repairs to be paid, (ii) on the date such payment is to be made, no Default or Event of Default or Mortgage Loan Default or Mortgage Loan Event of Default shall exist and remain uncured, (iii) Lender shall have received an Officer’s Certificate (A) except as provided in Section 7.1.2(e), stating that all Required Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (B) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement for work completed and/or materials furnished to date, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender and the Title Company, (D) stating that the Required Repairs to be funded have not been the subject of a previous disbursement, (E) stating that all previous disbursements of Required Repairs Funds have been used to pay the previously identified Required Repairs, and (iv) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Required Repair Account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

(b) Nothing in this Section 7.1.2 shall (i) make Lender responsible for performing or completing any Required Repairs; (ii) require Lender to expend funds in addition to the Required Repairs Funds to complete any Required Repairs; (iii) obligate Lender to proceed with any Required Repairs; or (iv) obligate Lender to demand from Borrower additional sums to complete any Required Repairs.

(c) If the cost of any Required Repairs exceeds $250,000, Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Required Repairs and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Required Repairs. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 7.1.2(c).

(d) If a disbursement will exceed $250,000 Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Required Repairs Funds in order to verify completion of the Required Repairs for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Required Repairs Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

(e) If the contractor performing such Required Repairs requires periodic payments pursuant to the terms of a written contract and, in the case of a contract providing for aggregate payments in excess of $250,000, if Lender has approved in writing in advance such periodic payments, which approval shall not be unreasonably withheld, and shall be deemed given if not expressly denied within ten (10) Business Days after receipt by Lender of a written request therefore and all information reasonably required in order to adequately review such request and requested by Lender, then disbursements from the Required Repair Account shall, upon Borrower’s request delivered pursuant to Section 7.1.2(a), be made after completion of a portion of the work under such contract, provided such contract requires payment upon completion of such portion of the work and all other conditions in this Agreement for disbursement have been satisfied.

7.1.3 Balance in Required Repair Account. The insufficiency of any balance in the Required Repair Account shall not relieve Borrower from its obligation to perform the Required Repairs in a good and workmanlike manner and in accordance with all Legal Requirements.

7.1.4 Waiver of Required Repair Account. Borrower shall be entitled to a credit against the deposits of Required Repairs Funds under Section 7.1.1 above in an amount equal to deposits in respect of Required Repairs made under the Mortgage Loan, provided that (a) Mortgage Borrower is required to and does make deposits to a required repair account under the Mortgage Loan, and (b) upon request, Lender receives evidence reasonably acceptable to it of the making of such deposits.

Section 7.2 Tax and Insurance Escrow Funds.

7.2.1 Deposit of Tax and Insurance Escrow Funds. Borrower shall pay to Lender (a) on the Closing Date, $1,696,888.02, and (b) on each Payment Date (1) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (2) in the event that Borrower has not provided Lender with reasonably satisfactory evidence of payment of Insurance Premiums twenty (20) calendar days prior to the expiration of the Policies in accordance with Section 6.1(b), one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the foregoing amounts deposited with Lender on the Closing Date and in clauses (a) and (b) above are hereinafter called the “Tax and Insurance Escrow Funds”). The Tax and Insurance Escrow Funds and the payment of the monthly Debt Service, shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Provided no Event of Default or Mortgage Loan Event of Default shall exist and remain uncured, Lender will promptly and timely apply the Tax and Insurance Escrow Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage, subject to Borrower’s right to contest Taxes in accordance with Section 5.1.2 hereof. In making any payment relating to the Tax and Insurance Escrow Funds, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Funds. Any amount remaining in the Tax and Insurance Escrow Funds after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Tax and Insurance Escrow Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be. Upon payment of the Taxes and Insurance Premiums, Lender shall reassess the amount necessary to be deposited in the Tax and Insurance Escrow Funds for the succeeding period, which calculation shall take into account any excess amounts remaining in the Tax and Insurance Escrow Funds.

7.2.2 Waiver of Tax Escrow. Borrower shall be relieved of its obligation to make deposits of Tax and Insurance Escrow Funds under Section 7.2.1 above, provided that (a) Mortgage Borrower is required to and does make monthly deposits to a tax escrow account under the Mortgage Loan, and (b) upon request, Lender receives evidence reasonably acceptable to it of the making of such deposits and of the payment of all such Taxes.

Section 7.3 FF&E Reserve Funds.

7.3.1 Deposit to FF&E Reserve Account. Borrower shall deposit with Lender on each Payment Date an amount equal to four percent (4%) of the Gross Income from Operations for the prior calendar month (the “FF&E Monthly Deposit”), which is the amount reasonably estimated by Lender in its sole discretion to be due for replacements and repairs of the furniture, fixtures and equipment used in connection with the Property (collectively, the “FF&E”). Amounts so deposited shall hereinafter be referred to as Borrower’s “FF&E Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “FF&E Reserve Account.” Lender may reassess its estimate of the amount necessary for the FF&E Reserve Funds from time to time, and may increase the monthly amounts required to be deposited into the FF&E Reserve Account upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary due to a material adverse change in the condition of the Property.

7.3.2 Disbursements from FF&E Reserve Account. Lender shall make disbursements from the FF&E Reserve Account as requested by Borrower, no more frequently than once in any thirty (30) day period and of no less than $5,000.00 per disbursement, upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (i) Borrower shall submit Lender’s standard form of draw request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, which request shall specify the expense for FF&E to be paid and shall be accompanied by copies of paid invoices for the amounts requested; (ii) on the date such request is received by

Lender and on the date such payment is to be made, no Event of Default or Mortgage Loan Event of Default shall exist and remain uncured; and (iii) Lender shall have received (1) an Officer’s Certificate from Borrower (A) stating a description of the FF&E for which the disbursement is being requested, (B) stating that all FF&E to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) identifying each Person that supplied materials or labor in connection with the FF&E to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (E) stating that the FF&E to be funded have not been the subject of a previous disbursement, and (F) stating that all previous disbursements of FF&E Reserve Funds have been used to pay the previously identified expenses for FF&E, (2) a copy of any license, permit or other approval by any Governmental Authority required in connection with the FF&E and not previously delivered to Lender, (3) if required by Lender for requests in excess $10,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment or other evidence of payment satisfactory to Lender, and (4) such other evidence as Lender shall reasonably request to demonstrate that the expenses for FF&E to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and/or repairs of FF&E in excess of $250,000.00 for which reimbursement is sought.

7.3.3 Balance in the FF&E Reserve Account. The insufficiency of any balance in the FF&E Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

7.3.4 Waiver of FF&E Reserve Account. Borrower shall be entitled to a credit against the monthly deposits of FF&E Reserve Funds under Section 7.3 above in an amount equal to monthly deposits in respect of FF&E made under the Mortgage Loan, provided that (a) Mortgage Borrower is required to and does make monthly deposits to a replacement reserve account under the Mortgage Loan, and (b) upon request, Lender receives evidence reasonably acceptable to it of the making of such deposits.

Section 7.4 Intentionally Omitted.

Section 7.5 Debt Service Reserve Funds.

7.5.1 Deposits to Debt Service Reserve Account. On November 9, 2006, Borrower either (i) deposited with Lender the amount of Ten Million and No/100 Dollars ($10,000,000.00), or (ii) in lieu of cash, provided Lender with an irrevocable letter of credit in the amount of Ten Million and No/100 Dollars ($10,000,000.00) from a financial institution reasonably deemed to be acceptable to Lender (the “Initial Debt Service Reserve Deposit”) to be held by Lender as additional collateral for the Loan. Borrower shall not be required to replenish the Initial Debt Service Reserve Deposit; provided, however, Borrower shall make such additional deposits from time to time to the Debt Service Reserve Account as may be reasonably required, after taking into account the Rebranding Deficit, to offset loss of Net Operating Income as result of the execution of any PIP (the “Rebranding Reserve Deposit”). Amounts so deposited including the Initial Debt Service Reserve Deposit and any Rebranding

Reserve Deposit shall hereinafter be referred to as Borrower’s “Debt Service Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Debt Service Reserve Account.”

7.5.2 Withdrawal from Debt Service Reserve Account. Provided that no Event of Default shall exist and remain uncured, if, on any Payment Date, there has been insufficient Gross Income from Operations for the prior Interest Period deposited into the Mortgage Cash Management Account to pay the Aggregate Monthly Interest Payment then due and payable to Lender (such shortfall the “Monthly Shortfall”), Lender shall apply Debt Service Reserve Funds then on deposit to the payment of the Aggregate Monthly Interest Payment (but in no event to exceed the Monthly Shortfall), and the Debt Service Reserve Funds shall be reduced by an equal amount. Notwithstanding the foregoing, Borrower expressly acknowledges and agrees that in the event that on any day on which a Monthly Interest Payment is due and payable (i) an Event of Default has occurred and is continuing hereunder, or (ii) the amount of such Aggregate Monthly Amount exceeds the Debt Service Reserve Funds then on deposit, Borrower shall remain liable for the payment of all Monthly Interest Payments as and when due.

7.5.3 Release of Initial Debt Service Reserve Deposit. Upon Borrower’s written request, the balance, if any, of the Initial Debt Service Reserve Deposit (to the extent such Initial Debt Service Reserve Deposit exceeds the Reflagging Deficit) shall be released to Borrower so long as (i) no Event of Default shall have occurred and be continuing, and (ii) the Debt Service Coverage Ratio is equal to or greater than 1.05:1.00; provided, however, in no event shall any portion of the Initial Debt Service Reserve Deposit be released to Borrower prior to May 1, 2008, if such a release would cause the Initial Debt Service Reserve Deposit on such date prior to May 1, 2008 to fall below $3,000,000, unless the Debt Service Coverage Ratio is equal to or greater than 1.15:1.0.

7.5.4 Release of Rebranding Reserve Deposit. After the completion of the PIP to the reasonable satisfaction of Franchisor, upon Borrower’s written request, the balance, if any, of the Rebranding Reserve Deposit shall be released to Borrower so long as (i) no Event of Default shall have occurred and be continuing, and (ii) the Debt Service Coverage Ratio is equal to or greater than 1.05:1.00; provided, however, in no event shall any portion of the Initial Debt Service Reserve Deposit be released to Borrower prior to May 1, 2008 if such a release would cause the Rebranding Reserve Deposit to fall below $3,000,000, unless the Debt Service Coverage Ratio on such date prior to May 1, 2008 is equal to or greater than 1.15:1.00.

7.5.5 Waiver of Debt Service Reserve Account. Borrower shall be entitled to a credit against the deposits of Debt Service Reserve Funds under Section 7.5.1 above in an amount equal to deposits in respect of Debt Service Reserve Funds made under the Mortgage Loan, provided that (a) Mortgage Borrower is required to and does make deposits to a replacement reserve account under the Mortgage Loan, and (b) upon request, Lender receives evidence reasonably acceptable to it of the making of such deposits.

Section 7.6 Assessment Reserve.

7.6.1 Deposits to Assessment Reserve. On November 9, 2006, Borrower deposited with Lender Ten Thousand Eighty and 82/100 Dollars ($10,080.82) on account of the

Assessments next coming due. Additionally, Borrower shall pay to Lender on each Payment Date an amount equal to all Assessments that Lender reasonably estimates will become due from Borrower prior to the next succeeding Payment Date pursuant to the terms of the Existing Condominium Documents and/or the Amended Condominium Documents, which amounts shall be transferred by the Deposit Bank into an account established to hold such funds (the “Assessment Reserve Account”). Amounts deposited from time to time in the Assessment Reserve Account pursuant to this Section 7.6 are referred to herein as the “Assessment Reserve Funds”. Borrower shall, promptly upon the demand of Lender, make additional deposits to the Assessment Reserve Account as Lender may from time to time require due to the underestimation of the amounts of the Assessments due.

7.6.2 Disbursement of Assessment Reserve Funds. So long as no Event of Default shall have occurred and be continuing, Lender shall, without the necessity of notifying Borrower, apply the Assessment Reserve Funds to payments of any Assessments as and when the same shall become due and payable. Borrower agrees and acknowledges that neither the insufficiency of the amount of, nor the unavailability of, the Assessment Reserve Funds is intended to, and shall therefore not, constitute a limitation on the obligation of Borrower to pay any Assessments. Borrower shall be responsible for ensuring the receipt by Lender, at least thirty (30) days prior to the respective due date for payment thereof, of all bills, invoices and statements for all Assessments to be paid from the Assessment Reserve Funds, to the extent the same are in Borrower’s possession or able to be produced by Borrower, after reasonable and good faith efforts by Borrower to obtain the same. In making any payment relating to Assessments, Lender may do so according to any bill or statement given by or on behalf of the Existing Condominium Board and/or any association formed pursuant to any Amended Condominium Documents master association, without inquiry into the accuracy of such bill or statement. Upon full payment of the Debt in accordance with the Loan Documents, the balance of the Assessment Reserve Funds then in Lender’s possession, if any, shall be paid over to Borrower and no other party shall have any right or claim thereto.

7.6.3 Waiver of Assessment Reserve. Borrower shall be relieved of its obligation to make deposits of Assessment Reserve Funds under Section 7.6.1 above provided that (a) Mortgage Borrower is required to and does make monthly deposits to an assessment reserve account under the Mortgage Loan, and (b) upon request, Lender receives evidence reasonably acceptable to it of the making of such deposits and of the payment of all such Assessment.

Section 7.7 Environmental Repair Funds.

7.7.1 Deposits. Borrower shall perform the environmental repairs at the Property as more particularly set forth on Schedule VI attached hereto (such environmental repairs hereinafter collectively referred to as “Environmental Repairs”). Borrower shall complete the Environmental Repairs on or before the required deadline for each environmental repair as set forth on Schedule VI hereto. It shall be an Event of Default under this Agreement if (a) Borrower does not complete the Environmental Repairs by the required deadline for each repair as set forth on Schedule VI, or (b) Borrower does not satisfy each condition contained in Section 7.7.2 hereof. Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Environmental Repair Funds from the Environmental Repair Account and Lender may apply such funds either to completion of the Environmental Repairs or toward reduction of the Outstanding Principal Balance in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Environmental Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender the amount of $125,290.00 to perform the Environmental Repairs. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.8 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Environmental Repair Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Environmental Repair Account.”

7.7.2 Release of Environmental Repair Funds.

(a) Lender shall disburse to Borrower the Environmental Repair Funds from the Environmental Repair Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions with respect to each disbursement: (i) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, which request specifies the Environmental Repairs to be paid, (ii) on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (iii) Lender shall have received an Officer’s Certificate (A) except as provided in Section 7.7.2(e), stating that all Environmental Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Environmental Repairs, (B) identifying each Person that supplied materials or labor in connection with the Environmental Repairs to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement for work completed and/or materials furnished to date, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender and the Title Company, (D) stating that the Environmental Repairs to be funded have not been the subject of a previous disbursement and (E) stating that all previous disbursements of Environmental Repairs Funds have been used to pay the previously identified Environmental Repairs, and (iv) Lender shall have received such other evidence as Lender shall reasonably request that the Environmental Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Environmental Repair Account unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Environmental Repair Account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.7.2.

(b) Nothing in this Section 7.7.2 shall (i) make Lender responsible for performing or completing any Environmental Repairs; (ii) require Lender to expend funds in addition to the Environmental Repairs Funds to complete any Environmental Repairs; (iii) obligate Lender to proceed with any Environmental Repairs; or (iv) obligate Lender to demand from Borrower additional sums to complete any Environmental Repairs.

(c) Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Environmental Repairs and all materials being used in connection therewith and to examine all plans relating to such Environmental Repairs. Borrower shall cause all contractors, subcontractors and/or environmental engineers or consultants, to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 7.7.2(c).

(d) If a disbursement will exceed $50,000.00, Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Environmental Repairs Funds in order to verify completion of the Environmental Repairs for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional environmental consultant selected by Lender and may require a certificate of completion by an independent qualified professional environmental consultant acceptable to Lender prior to the disbursement of Environmental Repairs Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional environmental consultant.

(e) If the contractor performing such Environmental Repairs requires periodic payments pursuant to the terms of a written contract and, in the case of a contract providing for aggregate payments in excess of $50,000, if Lender has approved in writing in advance such periodic payments, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if not expressly denied within ten (10) Business Days after receipt by Lender of a written request therefore and all information reasonably required in order to adequately review such request and requested by Lender, then disbursements from the Environmental Repair Account shall, upon Borrower’s request delivered pursuant to Section 7.7.2(a), be made after completion of a portion of the work under such contract, provided such contract requires payment upon completion of such portion of the work and all other conditions in this Agreement for disbursement have been satisfied.

7.7.3 Balance in Environmental Repair Account. The insufficiency of any balance in the Environmental Repair Account shall not relieve Borrower from its obligation to perform the Environmental Repairs in accordance with all Legal Requirements.

Section 7.8 Guitar Center Space Reserve.

7.8.1 Deposits to Guitar Center Space Reserve Funds. Borrower shall reserve with Lender on the Closing Date a portion of the Loan proceeds equal to $25,000,000.00, which sum shall, together with interest accrued thereon, hereinafter be referred to as the “Guitar Center Space Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Guitar Center Space Reserve Account.”

7.8.2 Disbursement of Guitar Center Space Reserve Funds. Provided no Event of Default shall have occurred and then be continuing: (i) all Guitar Center Space Reserve Funds shall be disbursed to Borrower upon the satisfaction of the Guitar Center Space Occupancy Conditions; provided, however, that in the case of a Guitar Center Space Substitute Lease of less than the entire Guitar Center Space Lease Premises which is entered into in the event Borrower does not enter into the Guitar Center Space Lease, Lender shall only disburse a pro rata portion of the Guitar Center Space Tenant Reserve Funds (computed as net annual rent under any such Guitar Center Space Substitute Lease divided by eight percent (8%), (ii) notwithstanding the signing of a Guitar Center Space Lease or a Guitar Center Space Substitute Lease, disbursements of any Guitar Center Space Reserve Funds shall be made to Borrower upon request of Borrower, made from time to time, up to once per month in minimum increments of not less than One Million Dollars ($1,000,000.00), to the extent the Guitar Center Space Debt Service Coverage Ratio on any determination date shall be equal to or greater than (x) 1.15:1.00 prior to any Extension Term, and (y) 1.20:1.00 during any Extension Term, or (iii) after execution of the Guitar Center Space Lease or any Guitar Center Space Substitute Lease, Borrower shall be permitted to draw upon a portion of the Guitar Center Space Reserve Funds, in an amount reasonably agreed upon by Lender, for the purpose of tenant improvements and leasing commissions payable in connection with such lease execution and, subject to the conditions of clause (i) of this Section 8.8.2, the balance of the Guitar Center Space Reserve Funds shall be distributed to Borrower.

7.8.3 Waiver of Guitar Center Space Reserve. Borrower shall be relieved of its obligation to make deposits of Guitar Center Space reserve Funds under Section 7.8.1 above provided that (a) Mortgage Borrower is required to and does make monthly deposits to an specific reserve account under the Mortgage Loan in respect of such Guitar Center Space, and (b) upon request, Lender receives evidence reasonably acceptable to it of the making of such deposits and of the payment of all such tenant improvement and leasing commission allocations.

Section 7.9 Reserve Funds, Generally.

(a) Borrower grants to Lender a first-priority perfected security interest in all of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for the Obligations. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for payment of the Obligations. Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the reduction of the Outstanding Principal Balance or the Mortgage Loan Outstanding Principal Balance in any order or manner of priority in its sole discretion until the Debt is paid in full, with any amounts remaining being disbursed, as a distribution permitted under applicable law, to Borrower. Any amount remaining in the Reserve Funds after the Obligations have been satisfied shall be released to Borrower.

(b) Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c) The Reserve Funds shall be held in an Eligible Account and shall be invested in Permitted Investments. Provided that no Event of Default or Mortgage Loan Event of Default has occurred and is continuing, all interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund, except that all interest or other earnings on the Tax and Insurance Escrow Funds shall be retained by Lender. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds, except for any such taxes applicable to the interest or income earned on the Tax and Insurance Escrow Funds which is retained by Lender. No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.9. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall, effective upon an Event of Default, assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.10 Letters of Credit.

7.10.1 Delivery of Letters of Credit. (a) Borrower may deliver to Lender a Letter of Credit (i) in lieu of making the Initial Debt Service Reserve Deposit, or in replacement thereof, or (ii) in lieu of, or in replacement of, any other required deposit to the Debt Service Reserve Account. The aggregate amount of any Letters of Credit and cash on deposit with respect to the foregoing items (i) or (ii) shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit in respect of such items pursuant to this Agreement, as reasonably estimated by Lender.

(b) Borrower shall give Lender no less than thirty (30) days notice of Borrower’s election to deliver a Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. Borrower shall not be entitled to draw from any such Letter of Credit. Upon thirty (30) days notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the Debt Service Reserve Account.

7.10.2 Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the Prepayment Premium and/or Spread Maintenance Premium due hereunder.

7.10.3 Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and Borrower has not substituted a Letter of Credit from an Eligible Institution within ten (10) Business Days after notice or (e) if the bank issuing the Letter of Credit shall not consent to the assignment of the Letter of Credit to such party as Lender shall request and Borrower has not substituted a Letter of Credit from an Eligible Institution within ten (10) Business Days after receiving notice from Lender of such failure to consent by the issuing bank. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) (d) or (e) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

Section 7.11 Transfer of Reserve Funds Under Mortgage Loan. If Mortgage Lender waives any reserves or escrow accounts required in accordance with the terms of the Mortgage Loan Agreement which reserves or escrow accounts are also required in accordance with the terms of this Article VII, or if the Mortgage Loan is refinanced or paid off in full (without a prepayment of the Loan) and Reserve Funds that are required hereunder are not required under the new mortgage loan, if any, then Borrower shall cause any amounts that would have been deposited into any reserves or escrow accounts in accordance with the terms of the Mortgage Loan Agreement to be transferred to and deposited with Lender in accordance with the terms of this Article VII (and Borrower shall enter into a cash management and lockbox agreement for the benefit of Lender substantially similar to the arrangement entered into at the time of the closing of the Mortgage Loan), and, if any Letters of Credit have been substituted by Mortgage Borrower for any such reserves or escrows as may be specifically permitted by the Mortgage Loan Agreement, then Borrower shall also cause such Letters of Credit to be transferred to Lender to be held by Lender upon the same terms and provisions as set forth in the Mortgage Loan Agreement.

ARTICLE 8

DEFAULTS

Section 8.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid when due;

(ii) Intentionally Omitted;

(iii) if any of the Taxes or Other Charges are not paid when the same would be considered delinquent (provided that it shall not be an Event of Default if there are sufficient Tax and Insurance Escrow Funds on deposit with Lender to pay such amounts when due, no other Event of Default is then continuing and Servicer fails to make such payment in violation of this Agreement);

(iv) if the Policies are not kept in full force and effect;

(v) if Borrower Transfers or otherwise encumbers any portion of the Property or the Collateral without Lender’s prior consent in violation of the provisions of this Agreement or the Pledge Agreement or any other Loan Document or any Transfer is made in violation of the provisions of Section 5.2.10 hereof;

(vi) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false in any material respect as of the date the representation or warranty was made; provided, however, that if (1) such misrepresentation was not intentional, and (2) the condition causing the representation or warranty to be false is susceptible of being cured, the same shall be an Event of Default hereunder only if the same is not cured within thirty (30) days after written notice to Borrower from Lender; and provided, further, if the condition causing the representation or warranty to be false is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such condition within such thirty (30) day period and thereafter diligently proceeds to cure the same, then such thirty (30) day period shall be extended for such an additional period of time as is reasonably necessary for Borrower in the exercise of due diligence to cure such condition, such additional period not to exceed one hundred fifty (150) days;

(vii) if Mortgage Borrower, Borrower or Principal shall make an assignment for the benefit of creditors in contravention of the Loan Documents;

(viii) if a receiver, liquidator or trustee shall be appointed for Mortgage Borrower, Borrower or Principal, or if Mortgage Borrower, Borrower or Principal shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Mortgage Borrower, Borrower or Principal, or if any proceeding for the dissolution or liquidation of Mortgage Borrower, Borrower or Principal shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Mortgage Borrower, Borrower or Principal, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(ix) if Borrower is required to deliver a Replacement Interest Rate Cap Agreement to Lender, whether having notified Lender of its election to extend the Maturity Date as set forth in Sections 2.7.1, 2.7.2 or 2.7.3, as applicable, or otherwise, and fails to deliver a confirmation evidencing the purchase of such Replacement Interest Rate Cap Agreement not later than seven (7) Business Days from when such Replacement Interest Rate Cap was required to be purchased and same is not cured within three (3) Business Days after written notice from Lender to Borrower;

(x) subject to force majeure, if Borrower ceases to do business as a hotel at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation);

(xi) if Borrower breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.30 or Section 5.1.11 hereof, and any such breach is not cured within fifteen (15) Business Days after written notice to Borrower from Lender;

(xii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xiii) if any of the representations and warranties contained in any certificate delivered to Edwards Angell Palmer & Dodge LLP in connection with its delivery of the Insolvency Opinion to Lender in connection with the Loan is or shall become untrue in any material respect;

(xiv) if the Management Agreement (or any Replacement Management Agreement) is terminated for any reason and a Qualified Manager is not appointed within forty five (45) days after such termination;

(xv) if a default has occurred and continues beyond any applicable cure period under the Franchise Agreement if such default permits the Franchisor to terminate or cancel any applicable Franchise Agreement; provided, however, that if Borrower is diligently pursuing a new Franchise Agreement with a new Qualified Franchisor, such default under the Franchise Agreement shall not be an Event of Default hereunder if Borrower shall procure such new Franchise Agreement in accordance with the terms of this Agreement within sixty (60) days after the termination of the applicable Franchise Agreement;

(xvi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default involving a payment by Borrower to Lender, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred fifty (150) days;

(xvii) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xviii) except by virtue of any act or omission of Lender, the Liens created pursuant to any Loan Document shall cease to be a fully perfected enforceable first priority security interest or any portion of the Collateral is Transferred without Lender’s prior written consent; or

(xix) a Mortgage Loan Event of Default has occurred and is continuing.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Collateral, including, without limitation, declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii) or (viii) above, the Debt and all Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies.

(a) Unless waived by Lender, upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to

Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Obligations have been paid in full.

(b) Intentionally Omitted.

(c) With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Obligations in any preference or priority to any other portion of the Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of the Obligations. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose upon the Collateral in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Lender may foreclose upon the Collateral to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose upon the Collateral to recover so much of the Debt as Lender may accelerate and such other sums secured by the Collateral as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement and the other Loan Documents to secure payment of sums secured by the Pledge Agreement and the other Loan Documents and not previously recovered.

(d) Any amounts recovered from the Collateral after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(e) The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE 9

SPECIAL PROVISIONS

Section 9.1 Sale of Note and Securitization. Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or, subject to the limitations set forth in Section 9.1(f) and elsewhere herein, require Borrower to restructure the Loan into additional multiple notes (which may include component notes and/or senior and junior notes) and/or issue one or more participations therein, which restructuring may include reallocation of principal amounts of the Mortgage Loan and/or the Loan or the restructuring of a portion of the Mortgage Loan and/or the Loan into a mezzanine loan to the owners of the equity interests in Borrower, secured by a pledge of such interests, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, restructuring, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy market standards or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization, including using reasonable efforts to do (or cause to be done) the following (but Borrower will not in any event be required to incur, suffer or accept (except to a de minimis extent) (i) any lesser rights or obligations than as currently set forth in the Loan Documents, and (ii) except as expressly set forth in this Article 9, any expense or liability):

(a) subject to the last paragraph of this Section 9.1, provide additional and/or updated Provided Information;

(b) deliver (i) customary updates to opinions of counsel delivered in connection with the closing of the Loan as to non-consolidation, due execution and enforceability with respect to the Property, Borrower and the Loan Documents as may be reasonably requested by the holder of the Note or the Rating Agencies in connection with the Securitization; provided, that any such opinions of counsel that Borrower is required to cause to be delivered in connection with a Securitization other than those delivered at the original Loan closing, shall be delivered at Lender’s expense, it being agreed that in no event shall Borrower be obligated to deliver or pay for an opinion of counsel with respect to “true sale”, “no fraudulent conveyance” or “10b-5” matters, and (ii) if reasonably required by the Rating Agencies, revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(c) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, each with respect only to tenancies for commercial spaces, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

(d) Intentionally Omitted;

(e) without cost to Borrower, execute such amendments to the Loan Documents as may be reasonably requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same weighted average coupon as the original Note over the entire life of the notes, but such new notes or modified note may change the interest rate and amortization of the Loan), and modify the First Mezzanine Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan, provided, however, that nothing contained in this Section 9.1(e) shall result in any economic or other material adverse change in the transaction contemplated by this Agreement or the other Loan Documents (unless Borrower is made whole by the holder of the Note) or result in any operational changes that are unduly burdensome to the Property of Borrower. Notwithstanding anything to the contrary contained herein, Borrower shall not be required to modify any Loan Document or organizational document of Borrower in a manner which would increase Borrower’s obligations or have any adverse effect whatsoever on Borrower (other than to a de minimis extent);

(f) if requested by Lender, and at no material cost or expense to Borrower, review any information regarding the Collateral, the Property, Borrower and Mortgage Borrower which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(g) supply to Lender such documentation, financial statements and reports as are reasonably requested concerning the Collateral, Borrower and/or the Property in form and substance required in order to comply with any applicable securities laws.

Notwithstanding anything to the contrary contained herein, (i) in no event shall any private placement memorandum, prospectus, prospectus supplement or other Disclosure Document include financial information about any Guarantor other than a brief statement of the total amount of assets and liabilities of any Guarantor, and (ii) all reasonable third party costs and expenses (other than legal expenses) incurred by Borrower or Lender in connection with Borrower’s complying with requests made under this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender. In addition, Lender agrees to pay all legal expenses of Borrower in excess of $25,000.00 which are incurred solely in connection with such compliance after the Closing Date.

Section 9.2 Securitization Indemnification.

(a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will reasonably cooperate with the holder of the Note in updating the Disclosure Document by providing reasonably current information regarding the Property, Borrower and/or Mortgage Borrower necessary to keep the Disclosure Document accurate and complete in all material respects as it relates to the Property, Borrower and Principal.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that the Indemnifying Persons have carefully examined those portions of the Disclosure Documents reasonably designated in writing by Lender for Borrower’s review regarding the Property, Borrower and/or Mortgage Borrower including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgage Loans and Mortgaged Property” (solely as it relates to Borrower or the Property itself and not with respect to the Loan, the Loan Documents or any other matter), “The Manager,” and “The Borrower” (collectively with the Provided Information, the “Covered Disclosure Information”) and that the information provided in such portions of the Disclosure Documents regarding the Property, the Borrower and the Manager does not (except to the extent specified by Borrower if Borrower does not agree with the statements contained therein), as of the date of such certificate, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, and (ii) jointly and severally indemnifying Lender, Credit Suisse (whether or not it is Lender), any Affiliate of Credit Suisse that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Credit Suisse that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or in the case of an offering pursuant to Rule 144A, co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act (collectively, the “Indemnified Persons”), for any actual out-of-pocket losses, claims, damages (excluding lost profits, diminution in value and other consequential damages), liabilities, costs or expenses (including without limitation legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject to the extent the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated in the Covered Disclosure Information or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary herein or in any indemnification agreement, (x) each Indemnifying Person’s obligation to indemnify in respect of any information contained in a preliminary or final registration statement, private placement memorandum or preliminary or final prospectus that is derived in part from information provided by Borrower and in part from information provided by others unrelated to or not employed by Borrower shall be limited to any untrue statement or omission of material fact in the Covered Disclosure Information known to Borrower that results directly from an error in any information provided (or which should have been provided) by Borrower which Borrower has been given the opportunity to examine and reasonably approve and (y) Borrower shall have no responsibility for the failure of any member of the Securitization underwriting group to accurately transcribe written information supplied by Borrower or to include such portions of the Covered Disclosure Information); provided, however, that (1) the Indemnifying Persons will be liable in any such case under clause (ii) above only to the extent that any such Liabilities arise out of or are based upon any such untrue statement or omission made in the Covered Disclosure Information which the Indemnifying Persons have been given the opportunity to examine and reasonably approve in reliance upon and in conformity with information furnished to the Indemnified Persons by or on behalf of the Indemnifying Persons in connection with the preparation of the Covered Disclosure Information. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided. Notwithstanding anything to the contrary contained in this Section 9.2, the indemnity, reimbursement and contribution obligations set forth in this Section 9.2 with respect to any preliminary private placement memorandum or preliminary prospectus shall not inure to the benefit of any Indemnified Person if the Person asserting any such loss, claim, damage or liability purchased any of the Securities which are the subject thereof and did not receive a copy of the final private placement memorandum or final prospectus (or the final private placement memorandum or final prospectus as supplemented) at or prior to the confirmation of the sale of such Securities to such Person in any case where such delivery is required and the untrue statement or omission of a material fact contained in such preliminary private placement memorandum or preliminary prospectus was corrected in the final private placement memorandum or final prospectus (or the final private placement memorandum or final prospectus as supplemented).

(c) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, may elect through written notice delivered to an Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Person to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an

Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless any Indemnified Person shall have reasonably concluded (based on written advice of its counsel) that there may be legal defenses available to it that are different from or additional to those available to any Indemnifying Person.

(d) Without the prior consent of Credit Suisse (which consent shall not be unreasonably withheld, conditioned or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification has been sought hereunder unless the Indemnifying Person shall have given Credit Suisse reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding to the extent, and only to the extent, the settled claim, action, suit or proceeding relates, directly or indirectly, to the Covered Disclosure Information. Without the prior consent of Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending claim, action, suit or proceeding in respect of which indemnification has been sought hereunder. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient as a result of such actual or out-of-pocket losses, third party claims, damages or liabilities (or action in respect thereof) (but excluding damages for lost profits, diminution in value of the Property and consequential damages): (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation.

(f) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(g) The rights, liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Obligations.

(h) Notwithstanding anything to the contrary contained herein, neither Borrower nor any Affiliate thereof shall have any obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

(i) Notwithstanding anything to the contrary provided in this Agreement or in any other Loan Document or indemnification agreement, the indemnification provided in this Section 9.2 shall be fully recourse to Borrower, but shall be limited to Borrower’s interest in the Property.

Section 9.3 Intentionally Omitted.

Section 9.4 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, agrees for itself and its successors and assigns that it and its successors and assigns shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower under the terms of this Agreement, by money judgment or otherwise, to the extent of any actual out of pocket loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower or any Guarantor in connection with the Loan;

(ii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement or in the Mortgage concerning environmental laws, hazardous substances or asbestos;

(iii) the wrongful removal or destruction of any material portion of the Property or the Collateral after an Event of Default, provided that Borrower has received notice of such wrongful removal or destruction;

(iv) the misappropriation or conversion by or on behalf of Borrower or Mortgage Borrower of (A) any Net Liquidation Proceeds or Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation, (C) any Rents following an Event of Default, (D) any Rents paid more than one (1) month in advance, or (E) any Gross Sales Proceeds not applied in accordance with the terms of this Agreement or the Mortgage Loan Agreement, in each case only to the extent of the amounts received by Borrower or Mortgage Borrower; and

(v) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to such foreclosure or action in lieu thereof.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Pledge Agreement or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of: (a) Borrower or Mortgage Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against Borrower or Mortgage Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law if and only if Borrower has acted in concert with, colluded or conspired with the petitioning creditors for any involuntary petition from any Person in order to cause the filing thereof to interfere with the enforcement rights of Lender; (c) Borrower or Mortgage Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or Mortgage Borrower or any portion of the Property or the Collateral if and only if Borrower has acted in concert with, colluded or conspired with the

Persons bringing such application; (d) Borrower or Mortgage Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due, and, with respect to such events described in the foregoing clauses (b) and (c), either any or all of Borrower, Principal or Guarantor has acted in concert with, colluded or conspired to cause such condition or event in order to interfere with the enforcement of Lender’s rights and remedies; (ii) if Borrower or Mortgage Borrower fail to maintain its status as a Special Purpose Entity in compliance with clauses (a), (b), (c), (d), (i), (n), (u), (v), (y), and (bb) of the definition of “Special Purpose Entity”, each as required by, and in accordance with, the terms and provisions of this Agreement; (iv) if Borrower fails to obtain Lender’s prior consent to any Indebtedness for borrowed money as required by this Agreement; or (v) if Borrower fails to obtain Lender’s prior consent to any Transfer as required by this Agreement or the Mortgage.

Section 9.5 Matters Concerning Manager. If (i) an Event of Default occurs and is continuing, (ii) the Manager shall become bankrupt or insolvent, or (iii) an Event of Default (as defined in the Management Agreement) occurs under the Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, use commercially reasonable efforts to terminate the Management Agreement and replace the Manager with a manager approved by Lender on terms and conditions reasonably satisfactory to Lender, provided, however, that notwithstanding the foregoing, each of the Persons listed on Schedule IV (each, an “Approved Manager”) shall be deemed approved by Lender as a potential manager of the Property (and such Approved Managers shall not require the prior approval of either Lender or the Rating Agencies) as long as at the time of such replacement there has been no material adverse chance in the business or condition, financial or otherwise, of such Person; it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

Section 9.6 Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement; provided, however, that Borrower shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.

Section 9.7 Restructuring of Loan. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes) and/or to create participation interests in the Loan, which restructuring may include reallocation of principal amounts of the Loan and/or the Mortgage Loan or the restructuring of a portion of the Loan and/or the Mortgage Loan and/or the creation of an additional mezzanine loan (the “New Mezzanine Loan”) to the owners of the equity interests in Borrower, secured by a pledge of such interests, the establishment of different interest rates, floor interest rates and debt service payments for the Loan, the Mortgage Loan and the New Mezzanine Loan and the payment of the Loan, the Mortgage Loan and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided, that (i) the total principal amounts of the Loan, the Mortgage Loan and the New Mezzanine Loan shall equal the total principal amount of the Loan and the Mortgage Loan immediately prior to the restructuring, (ii) except in the case of a Mortgage Loan Event of Default, an Event of Default, and/or an Event of Default under the New Mezzanine Loan, the weighted average spread above LIBOR of the Loan, the Mortgage Loan and the New Mezzanine Loan, if any, shall, in the aggregate, equal to two and one-half percent (2.50%), and (iii) except in the case of a Mortgage Loan Event of Default, an Event of Default and/or an Event of Default under the New Mezzanine Loan, the debt service payments on the Loan, the Mortgage Loan and the New Mezzanine Loan shall equal the aggregate debt service payments which would have been payable under the Loan and the Mortgage Loan had the restructuring not occurred; provided, further, that, notwithstanding anything to the contrary contained in this Section 9.7, Lender may, in its sole and absolute discretion, reallocate the application of amortization amounts to any portion of the Loan, the New Mezzanine Loan and/or the Mortgage Loan regardless of whether such reallocation results in any adverse effect, economic or otherwise change, with respect to the Loan, the New Mezzanine Loan and/or the Mortgage Loan. Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Loan and the Mortgage Loan and create a New Mezzanine Loan, if applicable, and shall, upon ten (10) Business Days written notice from Lender, which notice shall include the forms of documents for which Lender is requesting execution and delivery, (A) execute and deliver such documents including, without limitation in the case of any New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, (B) cause Borrower’s counsel to deliver such legal opinions and (C) create such bankruptcy remote borrower under the New Mezzanine Loan as, in each of the case of (A), (B) and (C) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of this Agreement, the Pledge Agreement and other Loan Documents if requested. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, Borrower shall not be obligated to pay any costs or expenses incurred in connection with any such restructuring as set forth in this Section 9.7. In the event Borrower fails to execute and deliver such documents to Lender within ten (10) Business Days following such written notice by Lender, and Lender sends a second notice to Borrower with respect to the delivery of such documents containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “POWER OF ATTORNEY IN FAVOR OF LENDER DEEMED EFFECTIVE FOR EXECUTION AND DELIVERY OF DOCUMENTS IF NO RESPONSE WITHIN 10 BUSINESS DAYS”, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof, if Borrower fails to execute and deliver such documents within ten (10) Business Days of receipt of such second notice. It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.7 after the expiration of ten (10) Business Days after the second notice thereof.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

Section 10.3 Governing Law.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND

ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND/OR THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Whitehall Street Global Real Estate Limited Partnership 2001

85 Broad Street

New York, New York 10004

Attention: Chief Financial Officer

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (each, a “Notice”), shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a Notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Column Financial, Inc. 11 Madison Avenue New York, New York 10010 Attention: Michael May Facsimile No. (212) 743-5878

with a copy to:	Column Financial, Inc. 11 Madison Avenue New York, New York 10010 Legal and Compliance Department Attention: Casey McCutcheon Facsimile No. (917) 326-8433

with a copy to:	Thelen Reid Brown Raysman & Steiner LLP 900 Third Avenue New York, New York 10022 Attention: Jeffrey B. Steiner, Esq. Facsimile No. (212) 895-2900

If to Borrower:	W2001 Park Central Hotel Senior Mezz, L.L.C. c/o Goldman, Sachs & Co. 85 Broad Street New York, New York 10004 Attention: Chief Financial Officer Facsimile No. (212) 357-5505

with copies to:	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 Attention: Anthony J. Colletta, Esq. Facsimile No. (212) 558-3588

and

Halifax Park Central LLC c/o Highgate Holdings, Inc. 545 E. John Carpenter Freeway, Suite 1400 Irving, Texas 75062 Attention: Mahmood Khimji and Mehdi Khimji Facsimile No. (972) 401-2400

A Notice shall be deemed to have been given: in the case of hand delivery or delivery by a reputable overnight courier, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy Notice is forthcoming.

Section 10.7 Trial by Jury. LENDER, BORROWER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER SUCH PARTY EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF BORROWER AND LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER OR LENDER, AS THE CASE MAY BE.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12 Intentionally Omitted.

Section 10.13 Expenses; Indemnity.

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) except as otherwise provided in this Agreement, Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement and the other Loan Documents; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or any expenses incurred in connection with a Securitization, under Section 9.7 or as otherwise set forth herein, except as otherwise set forth in Section 9.2. Any cost and expenses due and payable to Lender may be paid, at Lender’s option, from any amounts in the Lockbox Account or First Mezzanine Cash Management Account.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, bad faith, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower unless such offset, counterclaim or defense would otherwise be forfeited.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan (or any disbursement of Reserve Funds) in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising (other than in connection with a Securitization) by either party or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Borrower, CSFB, or any of their Affiliates shall be subject to the prior approval of the other party hereto.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19 Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any Obligations under the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Duplicate Originals, Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Assignment, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 10.24 Certain Additional Rights of Lender. Notwithstanding anything to the contrary which may be contained in this Agreement to the contrary, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower, provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any time upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness;

(d) the right to restrict, upon the occurrence of a material Event of Default, Borrower’s payments of management consulting, director or similar fees to Affiliates of Borrower (or their personnel); and

(e) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25 Intercreditor Agreement. Borrower hereby acknowledges and agrees that any intercreditor agreement entered into between Lender and Mortgage Lender will be solely for the benefit of Lender and Mortgage Lender, and that neither Borrower nor Mortgage Borrower shall be intended third-party beneficiaries of any of the provisions therein, shall have no rights thereunder and shall not be entitled to rely on any of the provisions contained therein. Borrower’s obligations hereunder are and will be independent of such intercreditor agreement and shall remain unmodified by the terms and provisions thereof.

Section 10.26 Amendment and Restatement. Borrower hereby agrees that the Original First Mezzanine Loan Agreement is hereby amended and restated in its entirety, so that all of the terms and conditions contained in this Agreement shall supersede, replace and control the terms and conditions of the Original First Mezzanine Loan Agreement, it being understood and agreed that the execution of this Agreement shall not impair the liens of any of the Loan Documents.

ARTICLE 11

MORTGAGE LOAN AND OTHER MEZZANINE LOANS

Section 11.1 Deliveries.

(a) Promptly after receipt, Borrower shall deliver (or cause Mortgage Borrower to deliver) to Lender a true, correct and complete copy of all material notices, demands, requests or material correspondence (including electronically transmitted items) received from Mortgage Lender by Mortgage Borrower or any guarantor under the Mortgage Loan Documents.

(b) Unless otherwise delivered to Lender pursuant to the provisions of Section 5.1.11, Borrower shall deliver (or cause Mortgage Borrower to deliver) to Lender all of the financial statements, reports, certificates and related items delivered or required to be delivered by Mortgage Borrower to Mortgage Lender under the Mortgage Loan Documents as and when due under the Mortgage Loan Documents.

Section 11.2 Estoppels. After written request by Lender, Borrower shall (or shall cause Mortgage Borrower to) from time to time, use reasonable efforts to obtain from Mortgage Lender such estoppel certificates with respect to the status of the Mortgage Loan and compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents as may reasonably be requested by Lender. In the event or to the extent that Mortgage Lender is not legally obligated to deliver such estoppel certificates and is unwilling to deliver the same, or is legally obligated to deliver such estoppel certificates but breaches such obligation, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Lender estoppels executed by Borrower and Mortgage Borrower expressly representing to Lender the information requested by Lender regarding the status of the Mortgage Loan and the compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents. Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including reasonable attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and reasonable disbursements of any kind or nature whatsoever which may be imposed on, actually incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition, or circumstances relating to the Mortgage Loan which was misrepresented in any material respect by Borrower in, or which warrants disclosure and was omitted from such estoppel executed by Borrower and Mortgage Borrower.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated First Mezzanine Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

W2001 PARK CENTRAL HOTEL SENIOR MEZZ, L.L.C.

By:	W2001 Park Central Hotel Intermediate Mezz, L.L.C.,
its Managing Member

	By:	W2001 Park Central Hotel Sub Mezz, L.L.C.,
its Managing Member

		By:	Park Central Owner LLC,
its Managing Member

			By:	W2001 Park Central Hotel Realty, L.L.C,
its Managing Member

				By:	Whitehall Street Global Real Estate Limited Partnership 2001,
a Managing Member

					By:	WH Advisors, L.L.C. 2001,
General Partner

						By:	/s/Authorized Signatory
Name:
Title:

COLUMN FINANCIAL, INC.

By:	/s/ Authorized Signatory
Name:
Title: